                                                                   Exhibit 10.2


-------------------------------------------------------------------------------


                            GALAXY LI ASSOCIATES LLC


                                                         AS SELLER


                                       AND


                                 RECKSON EAB LLC

                                                         AS BUYER



                                 --------------

                                CONTRACT OF SALE

                                 --------------

                               PREMISES: EAB PLAZA

                               UNIONDALE, NEW YORK



                                  JULY 8, 2005

-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE

1.   Defined Terms................................................................................................1
2.   Purchase and Sale of Assets..................................................................................1
3.   Purchase Price...............................................................................................3
4.   State of Title...............................................................................................3
5.   Objections to Title; Title Insurance Policy..................................................................5
6.   Letter of Credit.............................................................................................8
7.   Access.......................................................................................................8
8.   Confidentiality.............................................................................................10
9.   Existing Mortgage...........................................................................................10
10.  Leases and Subleases........................................................................................11
11.  Closing Date................................................................................................13
12.  Ground Lease Provisions; Buyer Loan.........................................................................14
13.  Closing Documents...........................................................................................17
14.  Adjustments and Other Costs.................................................................................20
15.  Conditions Precedent to Buyer's Obligation to Close.........................................................25
16.  Conditions Precedent to Seller's Obligations to Close.......................................................26
17.  Escrow Conditions...........................................................................................26
18.  Option to Exchange Property of Like Kind....................................................................27
19.  Brokerage...................................................................................................28
20.  Notices.....................................................................................................28
21.  Representations, Warranties and Covenants of Seller.........................................................29
22.  Representations, Warranties and Covenants of Buyer..........................................................36
23.  No Assignment...............................................................................................37
24.  Allocation of Purchase Price, Transfer and Sales Taxes......................................................38
25.  Real Estate Tax Refunds and Proceedings.....................................................................39
26.  Christmas Tree Lighting Ceremony............................................................................39
27.  Termination Events..........................................................................................39
28.  Effect of Termination; Buyer's Rights to Seek Specific Performance..........................................40
29.  Risk of Loss................................................................................................41
30.  Miscellaneous...............................................................................................41

                                    SCHEDULES

Description                                                                                          Schedule
-----------                                                                                          --------

Defined Terms................................................................................................1
Description of Ground Lease..........................................................................2.1(a)(1)
Description of Land..................................................................................2.1(a)(2)
Description of Development Parcel..........................................................................2.2
Covenants, Easements and Restrictions......................................................................4.2
Survey.....................................................................................................4.3
Leases.....................................................................................................4.7
Subleases..................................................................................................4.8
License Agreements.........................................................................................4.9
Letter of Credit...........................................................................................6.1
Assignment and Assumption of Master Lease Agreement (Landlord's Interest).................................10.1
Assignment and Assumption of Master Lease Agreement (Tenant's Interest)...................................10.2
Assignment and Assumption of Leases Agreement.............................................................10.3
Assignment and Assumption of Subleases Agreement..........................................................10.4
Tenant Estoppel Certificate...............................................................................10.5
Estoppel Notes..........................................................................................10.5-1
C&W Tenant/Subtenant List.................................................................................10.9
Assignment and Assumption of Ground Lease With Consent.................................................12.2(a)
Assignment and Assumption of Ground Lease Without Consent...........................................12.2(b)(1)
Guaranty of Ground Lease............................................................................12.2(b)(2)
Indemnification as to Guaranty of Ground Lease............................................................12.4
Development Parcel Sublease............................................................................12.6(a)
Buyer Loan Note..........................................................................................12.7A
Buyer Loan Mortgage......................................................................................12.7B
Development Agreement....................................................................................12.7C
Bill of Sale...........................................................................................13.1(a)
Assignment and Assumption of Contracts.................................................................13.1(f)
Form of Letter to Tenants..............................................................................13.1(i)
Form of Letter to Subtenants...........................................................................13.1(j)
Bargain and Sale Deed without Covenants................................................................13.1(p)
General Assignment and Assumption......................................................................13.1(r)
Employees.................................................................................................14.3
Certain Free Rent.........................................................................................14.9
Summary of Litigation.....................................................................................21.6
Rent Roll................................................................................................21.17
Service Contracts and Maintenance Contracts..............................................................21.19
Certificate of Insurance.................................................................................21.20
Brokerage Commissions....................................................................................21.21
Membership Interest Pledge Agreement.....................................................................24.21

                                CONTRACT OF SALE

         CONTRACT OF SALE, made as of July 8, 2005, between GALAXY LI ASSOCIATES, LLC, a Delaware limited liability company, having its principal business address at c/o The Moinian Group, 399 Park Avenue, 22nd Floor, New York, New York 10022 (hereinafter referred to as "SELLER"), and RECKSON EAB LLC, a Delaware limited liability company, having its principal business address at c/o Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747 (hereinafter referred to as "BUYER").

         1. DEFINED TERMS. The terms set forth on Schedule 1 constitute defined terms in this Agreement, and, when used in this Agreement, they shall have the respective meanings set forth on Schedule 1.

         2. PURCHASE AND SALE OF ASSETS.

            2.1 On the Closing Date and upon the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances other than the Permitted Encumbrances, all of Seller's right, title and interest (including all rights, benefits, duties and obligations) under, in and to the following (collectively, the "ACQUISITION ASSETS"):

                (a) subject to the provisions of Section 2.2 and 12.6, that certain Lease Agreement between the County of Nassau ("NASSAU COUNTY"), as landlord, and Coliseum Plaza Associates (predecessor-in-interest to Seller), as tenant, executed by Coliseum Plaza Associates on March 26, 1981 and executed by Nassau County on April 28, 1981 (together with all amendments thereto, as such Lease Agreement and amendments are more particularly described on Schedule 2.1(a)(1) attached hereto and made a part hereof, the "GROUND LEASE"), with respect to the land described on Schedule 2.1(a)(2) attached hereto and made a part hereof (the "LAND"), together with all easements, covenants, agreements, rights, interests, privileges, tenements, and appurtenances appertaining thereto;

                (b) the buildings, structures, facilities, amenities and other improvements now or hereafter constructed or situated on, over or under the Land (the "BUILDINGS"), commonly known collectively with the Land as EAB Plaza, Uniondale, New York (all interests of Seller in the Land and other property pursuant to the Ground Lease, and the Buildings, are collectively referred to as the "PREMISES");

                (c) the Personal Property;

                (d) all inventories of supplies located in the Buildings as of the date that Buyer acquires the Acquisition Assets (the "INVENTORY") (except to the extent that Buyer, or its designee, fails to hold (upon the consummation of the Closing) all requisite licenses, if any, to acquire said Inventory, in which case Seller shall cooperate with Buyer to give Buyer the benefit of any such licenses);

                (e) all books, records, files and papers (whether in hard copy or computer format, and including all existing surveys, blueprints, drawings, plans and specifications, whether structural, HVAC, mechanical, plumbing or otherwise, warranties and guaranties, and all tenant lists and data, correspondence with tenants, vendors, utilities and other third parties) relating to the Premises, Inventory, Leases, Subleases, Licenses (all as hereinafter defined) and Personal Property to the extent in Seller's or its agents' or employees' possession or control (collectively, the "FILES"), but excluding any investment, financial projections, valuation and other similar proprietary or confidential materials maintained by Seller;

                (f) all of Seller's right to the telephone and telecopier numbers and electronic mail addresses used by Seller with respect to the Premises and to any telephone listings in the local telephone directories;

                (g) copies of personnel and employment records that relate to the employees at the Premises that will be employed by Buyer on and after the Closing Date to extent in Seller's or its agents' or employees' possession or control;

                (h) the service, maintenance, supply and other agreements relating to the operation of the Premises, together with all modifications and amendments thereof and supplements relating thereto (collectively, the "CONTRACTS") which are Assumed Contracts;

                (i) the name "EAB Plaza," and all other trade names, trademarks and intangible property owned or used by Seller in connection with the Premises;

                (j) all Governmental Authorizations owned, held or utilized by Seller or with respect to the operation of the Premises (but not including liquor licenses), and all pending applications related to the Premises or its operations, in each case to the extent transferable to Buyer (the "PERMITS");

                (k) Seller's rights as landlord pursuant to the Leases and Subleases; and

                (l) all of Seller's rights under any existing mutual or reciprocal operating covenants, easements, conditions and restrictions, guarantees and warranties, to the extent assignable.

            2.2 Notwithstanding anything to the contrary set forth in Section
2.1 or elsewhere in this Agreement, Buyer and Seller acknowledge that it is the intent of the parties that Seller retain 100% of Seller's beneficial interest in and to the portion of the Land described on Schedule 2.2 attached hereto and made a part hereof (the "DEVELOPMENT PARCEL") and no part of Seller's beneficial interest in and to the Development Parcel is intended to or shall be conveyed to or acquired by Buyer hereunder (other than pursuant to the Pledge Agreement (as defined in Section 21.24(d))), and that Seller shall convey legal title to its interest in the portion of the Ground Lease covering the Development Parcel only if and to the extent that Seller and Buyer are unable to consummate a Bifurcation as provided in Section 12.6(a).

            2.3 Notwithstanding anything to the contrary set forth in Section
2.1 or elsewhere in this Agreement, Seller is not selling or otherwise transferring to Buyer any of, and Buyer shall acquire no interest in or to, the following:

                (a) all books, records, files and papers (whether in hard copy or computer format) that are not used in, or that do not relate to or affect, the Premises;

                (b) any Governmental Authorization that relates to or affects the Premises but is not assignable or transferable;

                (c) all personnel and employment records that relate to former or current employees of the Premises, except to the extent that Legal Requirements require such records, or copies of such records, to remain at the Premises and except as stated in Section 2.1(g) above;

                (d) except as otherwise expressly set forth herein, any insurance policies to which Seller is a party;

                (e) Seller's right to any of its trade names, trademarks or service marks not specifically provided for in Section 2.1; and

                (f) any other property of Seller not related to the ownership or operation of the Premises.

            2.4 Effective as of the Closing Date, Buyer shall assume, or take subject to (a) all obligations and Liabilities arising from the Permitted Encumbrances and operation of the Premises generally from and after the Closing Date, and (b) all obligations and Liabilities of Seller arising under the Assumed Contracts from and after the Closing Date.

         3. PURCHASE PRICE. The purchase price for the Premises (the "PURCHASE PRICE") is TWO HUNDRED FORTY MILLION TWO HUNDRED THOUSAND and 00/100 DOLLARS ($240,200,000.00), to be paid in full at the Closing by immediately available federal funds wired to an account or accounts designated by Seller not less than one (1) Business Day prior to the Closing, subject to such adjustments as are required by this Agreement.

         4. STATE OF TITLE. Buyer shall accept leasehold title to the Ground Lease and fee simple title to the Buildings, and title to the balance of the Acquisition Assets, free and clear of all liens and Encumbrances, but subject to the following (collectively, the "PERMITTED ENCUMBRANCES"):

            4.1 all building, zoning and other restrictions, regulations, requirements, laws, ordinances, resolutions and orders of any state, municipal, federal or other governmental authority, including all boards, bureaus, commissions, departments and bodies thereof, now or hereafter having or acquiring jurisdiction over the Premises or the use or improvement thereof;

            4.2 covenants, easements and restrictions and other matters set forth in Schedule 4.2 attached hereto and made a part hereof and all other covenants, easements and restrictions and other matters, provided the same do not prevent or materially interfere with the present use or occupancy of, or the present means of access to, the Buildings;

            4.3 any state of facts shown on the survey attached hereto as
Schedule 4.3 and made a part hereof and any state of facts that would be shown on any update of such survey, provided the same do not prevent or materially interfere with the present use or occupancy of, or the present means of access to, the Buildings;

            4.4 any state of facts an inspection of the Acquisition Assets would reveal;

            4.5 rights, if any, relating to construction, maintenance and operation of public utility lines, wires, poles, cables, pipes, distribution boxes and other equipment and installations on, over and under the Premises;

            4.6 encroachments and projections of areas, cornices, trim, fences, hedges, retaining walls, awnings, canopies, ledges, or other improvements or installations from the Premises onto any street or highway or onto adjoining property, provided the Title Company shall insure, without additional premium, that all such improvements or installations may remain so long as same shall stand, and encroachments of similar elements projecting from adjoining property over the Premises, provided same do not prevent or materially interfere with the present use or occupancy of, or the present means of access to, the Buildings;

            4.7 the leases affecting the Premises between Seller and the tenants thereunder, as identified in Schedule 4.7 annexed hereto and made a part hereof, as the same may be amended or modified in accordance with the terms hereof, and any lease entered into, amended or modified between the date of this Agreement and Closing, provided the same is entered into, amended or modified in accordance with the applicable provisions of this Agreement (collectively, the "LEASES");

            4.8 the subleases affecting the Premises between Seller, or its predecessor(s), as sublandlord, and the subtenants thereunder, as identified in
Schedule 4.8 attached hereto and made a part hereof, as same may be amended or modified in accordance with the terms hereof, and any sublease entered into, amended or modified between the date of this Agreement and Closing, provided the same is entered into, amended or modified in accordance with the applicable provisions of this Agreement (collectively, the "SUBLEASES");

            4.9 the license agreements affecting the Premises between the Seller and the licensees thereunder (the "LICENSES"), as set forth in Schedule 4.9 attached hereto and made a part hereof, and any license agreement entered into, amended or modified between the date of this Agreement and Closing, provided the same is entered into, amended or modified in accordance with the applicable provisions of this Agreement;

            4.10 the Ground Lease and Master Lease;

            4.11 real estate Taxes or payments in lieu of Taxes, water charges and sewer rents, if any, subject to adjustment as hereinafter provided;

            4.12 subject to the provisions of Section 21.6, litigation affecting the Premises as set forth in Schedule 21.6 attached hereto and made a part hereof, and any litigation commenced by third parties after the date of this Agreement, provided that such litigation either is covered by insurance or does not have a material adverse effect on the transaction contemplated by this Agreement or title to the Premises;

            4.13 all notes or notices of, or violations of laws, rules, regulations, statutes, ordinances, orders or requirements, now or hereafter against or affecting the Premises;

            4.14 the Assumed Contracts;

            4.15 the standard printed exclusions from coverage contained in the ALTA form of owners title policy currently in use in New York;

            4.16 minor imperfections of title, if any, none of which individually or in the aggregate with all others is substantial in amount, materially detracts from the value or impairs the use of the Premises or is of a nature that a recognized title company would not either insure over or provide affirmative coverage against such imperfection without additional or special premium;

            4.17 any other matter which the Title Company may raise as an exception to title, provided that (a) the Title Company will insure against collection or enforcement of same out of the Premises without additional premium and (b) no prohibition of present use or maintenance of the Premises will result therefrom; and

            4.18 any Encumbrance to which Buyer waives or is deemed to waive objection under the terms of this Agreement.

         5. OBJECTIONS TO TITLE; TITLE INSURANCE POLICY.

            5.1 Buyer agrees promptly to apply for and procure a title insurance commitment from Liberty Title Agency LLC (together with any other title company designated by Buyer, collectively, "LIBERTY") for an aggregate amount of 65% of said insurance and Royal Abstract of New York LLC ("ROYAL"), for 35% of said insurance (collectively, the "TITLE COMPANY"), and to cause title to the Premises to be searched and examined by the Title Company. Within fifteen (15) Business Days after the Effective Date, as hereinafter defined (the "TITLE OBJECTION NOTIFICATION DATE"), Buyer shall deliver, or cause to be delivered, to Seller's attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Robert J. Sorin, Esq., copies of the Title Company's title commitment, all Tax and departmental searches, survey and survey reading, along with a letter from Buyer or Buyer's attorney setting forth any objections to title. All updates, supplements and continuations of the title commitment and subsequent searches (collectively, the "TITLE UPDATES") shall thereafter be promptly furnished to Seller's attorneys. Notwithstanding anything to the contrary contained herein, (a) in the event that Royal is willing to provide insurance and/or affirmative insurance, or make any other underwriting decision with respect to, the title insurance policy insuring Buyer and/or its lender, and Liberty is not willing to provide such insurance, affirmative insurance and/or make the same underwriting decision, then Buyer shall either accept the insurance, affirmative insurance and/or underwriting decision of Royal, and have the title written entirely with Royal (in which case only Royal shall be the Title Company for all purposes of this Agreement), or waive any objections or matters otherwise raised by Liberty and not by Royal, and accept such title insurance policy as Liberty is willing to provide, and (b) in the event that Liberty is willing to provide insurance and/or affirmative insurance, or make any other underwriting decision with respect to, the title insurance policy insuring Buyer and/or its lender, and Royal is not willing to provide such insurance, affirmative insurance and/or make the same underwriting decision, then Buyer shall either accept the insurance, affirmative insurance and/or underwriting decision of Liberty, and have the title written entirely with Liberty (in which case only Liberty shall be the Title Company for all purposes of this Agreement), or waive any objections or matters otherwise raised by Royal, and not by Liberty, and accept such title insurance policy as Royal is willing to provide.

            5.2 Buyer shall accept fee title to the Buildings and leasehold title to the Ground Lease as the Title Company will insure, in accordance with its standard form of title policy, subject only to the Permitted Encumbrances and such other exceptions as the Title Company, without additional premium, will omit as exceptions to coverage.

            5.3 Notwithstanding anything in this Agreement to the contrary, subject to the provisions of Section 5.6 and Section 5.9, Seller shall not have any obligation to incur any expense, or to take or bring any action or Proceeding to remove any objection to title that does not constitute a Permitted Encumbrance, nor shall Buyer have any right of action against the Seller, at law or in equity, for Seller's inability to convey title to the Premises subject only to the Permitted Encumbrances.

            5.4 If Buyer does not notify Seller of any Title Objections by the Title Objection Notification Date or, with respect to any new Title Objection based on a Title Update, within the earlier of seven (7) Business Days of Buyer's receipt of the Title Update or the Closing Date, Buyer shall be deemed to have waived such objection and shall be obligated to purchase the Acquisition Assets and fulfill its other obligations under this Agreement (subject to all of the other conditions to such obligations contained in this Agreement), subject to such objections and without abatement of the Purchase Price, credit or allowance of any kind or any claim or right of action against Seller for Damages or otherwise in respect of such waived title objection. Any lien, encumbrance or exception to title which is not a Permitted Encumbrance to which Buyer timely objects by notice to Seller is referred to herein as a "TITLE OBJECTION".

            5.5 If Seller is unable to convey title in accordance with this Agreement by the Scheduled Closing Date, then Seller shall be entitled to one
(1) or more adjournments of the Scheduled Closing Date for a period not to extend beyond December 1, 2005 (the "OUTSIDE CLOSING DATE"), time being of the essence, in the aggregate (including any other extension by Seller under this Agreement), and the Scheduled Closing Date shall be adjourned to a Business Day specified by Seller not less than three (3) Business Days after the date of Seller's notice, not beyond the Outside Closing Date, time being of the essence. However, if Buyer exercises its right to extend the Scheduled Closing Date pursuant to Section 11.2, the Outside Closing Date shall be extended to December 24, 2005, time being of the essence. If, on the Outside Closing Date, Seller shall still be unable to convey title to the Premises in accordance with this Agreement, then Seller's sole obligation shall be to (i) cause the Escrow Agent to return the Letter of Credit to Buyer, and (ii) refund Buyer's cost of examination of title without insurance and the cost of survey, not to exceed the aggregate of One Thousand Dollars ($1,000.00), whereupon this Agreement shall terminate and neither party shall have any further rights or claims against the other, except for those obligations which expressly survive termination of this Agreement.

            5.6 In the event the cost to cure all Title Objections is Three Hundred Fifty Thousand Dollars ($350,000.00) or less in the aggregate, then Seller shall be required to expend sums up to said amount to cure said Title Objections. Seller shall not be required to spend more than Three Hundred Fifty Thousand Dollars ($350,000.00), in the aggregate, to cure Title Objections. In the event the cost to cure Title Objections shall exceed the aforesaid sum, Seller may either (i) expend additional sums required to cure said Title Objections in Seller's sole discretion, in which event, Buyer shall be obligated to purchase the Acquisition Assets and fulfill its obligations under this Agreement (subject to all of the other conditions to such obligations contained in this Agreement), without abatement of the Purchase Price, or (ii) terminate this Agreement, provided that, in the event Seller elects to terminate this Agreement pursuant to clause (ii), Buyer shall have the right to accept title to the Premises subject to such Title Objections without any claim or right of action against Seller by reason thereof and receive a credit in the amount required to cure said Title Objections up to a maximum of Three Hundred Fifty Thousand Dollars ($350,000.00) against the Purchase Price, less the amount of any sums theretofore spent by Seller which eliminated a matter in question as a Title Objection (and Seller shall provide reasonable evidence of such expenditure to Buyer). Such right shall be exercised by Buyer by delivery of written notice thereof to Seller within five (5) Business Days after Seller's election to terminate this Agreement (time being of the essence with respect to the delivery of such notice by Buyer within such five (5) Business Day period), in which case this Agreement shall not be terminated and shall remain in full force and effect upon all of the terms and conditions hereof, and if the Scheduled Closing Date shall have passed, then the Scheduled Closing Date shall be deemed to be the date that is five (5) Business Days after the delivery of such notice by Buyer to Seller (time being of the essence with respect thereto). If Buyer shall fail to deliver such written notice to Seller within such five
(5) Business Day period, then Buyer shall be deemed to have irrevocably waived its right to do so and this Agreement shall be deemed terminated as aforesaid.

            5.7 Notwithstanding the provisions of Section 5.5 to the contrary, Buyer may, by notifying Seller at any time prior to the earlier of the Scheduled Closing Date and the Outside Closing Date referred to in Section 5.5, elect to accept such title as Seller can convey. In such event, such Encumbrance that Seller was unable to discharge or otherwise remove shall be deemed to be a Permitted Encumbrance and this Agreement shall remain in effect and the parties shall proceed to Closing and Buyer shall remain obligated to purchase the Acquisition Assets for the full Purchase Price without any abatement, credit or allowance of any kind or any claim or right of action against Seller for Damages or otherwise for such Encumbrance.

            5.8 At Closing, Buyer shall purchase an owner's policy of title insurance from the Title Company insuring Buyer's leasehold interest in the Ground Lease in an amount not less than the Purchase Price. Buyer and Seller shall cooperate with the Title Company in connection with obtaining title insurance insuring title to the Premises subject only to the Permitted Encumbrances. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Buyer and Seller shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by such title company and customarily furnished in connection with the issuance of owner's policies of title insurance.

            5.9 Notwithstanding anything hereinabove set forth, Seller shall be required to cure any title exceptions voluntarily placed on the Premises by Seller or voluntarily allowed by Seller to be placed on the Premises after the date hereof (without limitation as to the cost of such cure) and to cause any mortgages to be released of record from the Premises.

         6. LETTER OF CREDIT.

            6.1 Within one (1) Business Day of the execution and delivery of this Agreement by Buyer and Seller, and as an express condition precedent to the effectiveness of this Agreement, Buyer shall deliver to Escrow Agent, as security for the performance of Buyer's obligations under this Agreement, an unconditional, irrevocable letter of credit in the amount of $24,000,000.00 naming Escrow Agent as the sole beneficiary in the form of Schedule 6.1 hereof (the "LETTER OF CREDIT"). The Letter of Credit shall be a so-called "evergreen" letter of credit and provide for an initial expiration date of December 31, 2005 and shall be automatically self-renewing for one additional six-month period thereafter. The Letter of Credit shall expressly provide that the issuing bank may not elect to not renew the Letter of Credit upon the then scheduled expiration date thereof without providing Seller and Escrow Agent at least 30 days prior written notice thereof. If Seller or Escrow Agent are notified that the Letter of Credit will not be renewed by the issuing bank upon the then scheduled expiration date thereof, or the Letter of Credit is not renewed at least 30 days prior to the then scheduled expiration thereof, Escrow Agent may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Buyer's obligations under this Agreement. The Letter of Credit shall be held by Escrow Agent in accordance with the provisions of Article 17 of this Agreement. Provided that either (a) the Closing occurs as herein provided and Buyer pays the full Purchase Price to Seller or (b) as otherwise provided in
Section 28.1, Seller shall instruct Escrow Agent to return the Letter of Credit to Buyer and Escrow Agent shall return the Letter of Credit to Buyer simultaneously and as a condition concurrent with the Closing and payment of the Purchase Price.

            6.2 Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right, at any time and from time to time prior to the Closing, to provide to Seller, in lieu of the Letter of Credit, a cash deposit or a substitute letter of credit satisfying all of the terms and conditions of Section 6.1, in an amount equal to the face amount of the Letter of Credit, subject to the same terms and conditions as apply to the Letter of Credit, in which case the Letter of Credit shall be returned to Buyer upon actual receipt by Escrow Agent of such cash deposit or substitute letter of credit.

         7. ACCESS.

            7.1 Buyer acknowledges having conducted a thorough inspection and evaluation of the Buildings, Personal Property, Inventory, Contracts, Leases, Subleases, Licenses, Ground Lease, books and records and other documents and data relating to the Premises and the Acquisition Assets, and that Buyer has completed and/or waived any further due diligence with respect to this transaction.

            7.2 During the pendency of this Agreement, subject to the terms and conditions set forth in this Article 7, Buyer shall have access to the Premises in order to conduct studies, inspections and reviews pertaining to the Acquisition Assets and to market available space to prospective tenants as provided in Section 10.8. During the pendency of this Agreement, Buyer shall not
(1) contact or have any discussions with any tenants, subtenants, licensees of, or contractors providing services to the Premises, unless, in each case, Buyer obtains the prior consent of Seller, not to be unreasonably withheld, conditioned or delayed, (2) interfere with the business of Seller, (3) disturb the tenants, subtenants or licensees of the Premises, (4) disrupt the operations of the Premises or (5) damage any of the Acquisition Assets. Seller may, from time to time, establish reasonable rules of conduct for Buyer and its Representatives. Buyer shall schedule and coordinate all inspections with Seller, which may only occur on a Business Day, and shall give Seller at least twenty-four (24) hours prior telephone notice thereof to Daniel Gohari at (212) 808-4000, extension 232 or Kevin Collins at (212) 279-9000, extension 211. Seller shall be entitled to have a Representative present at all times during each entry by Buyer. Buyer shall not be permitted to conduct any boring on the Land without the prior consent of Seller. If Buyer's Representatives alter or damage any of the Acquisition Assets, Buyer shall promptly restore such altered or damaged Acquisition Asset to its state prior to such alteration or damage, or shall pay to Seller, on demand, the cost of repairing and restoring any damage or disturbance that Buyer causes to any of the Acquisition Assets. In addition, Buyer shall have the right, subject to the provisions of Section 12.6, to contact Nassau County, as landlord under the Ground Lease, to discuss Nassau County's consent to the assignment of the Ground Lease by Seller to Buyer as herein contemplated and the severance of the Ground Lease as contemplated under
Section 12.6.

            7.3 Prior to any entry onto the Premises by any independent contractor employed by Buyer for the purpose of performing any intrusive inspection of the Acquisition Assets, Buyer shall deliver evidence reasonably satisfactory to Seller that such independent contractor has general liability insurance, with coverages in the amounts set forth below, and workers compensation insurance as required by applicable law, insuring such independent contractor and its employees against loss, liability, personal injury, death or property damage arising or occurring upon or in connection with the presence or activities of such independent contractor while on the Premises. Seller reserves the right, where commercially reasonable, to require that such independent contractor name Buyer as an additional insured on its general liability insurance policy or to require that such policy provide coverage for the contract between such independent contractor and Buyer with respect to such independent contractor's activities at the Premises. Unless otherwise approved by Seller, which approval shall not be unreasonably withheld, such general liability insurance policy shall have a combined single limit coverage for property damage of at least $1,000,000 for each occurrence and in the aggregate and for personal injury or death of at least $3,000,000 for each occurrence and in the aggregate.

            7.4 Intentionally omitted.

            7.5 During the pendency of this Agreement, Buyer may approach the employees of Seller's managing agent (but not any employees of Seller or any of its Affiliates), at the Building management office, for the purpose of offering any such employee, any employment opportunity with Buyer or any of its Affiliates, provided it will not interfere with the normal and customary operations of the Buildings.

            7.6 Buyer agrees that Seller shall have the right to obtain injunctive relief to enforce the provisions of this Article 7, and that obtaining such injunctive relief shall not bar Seller's right to seek Damages for Buyer's Breach of the provisions of this Article 7.

            7.7 Buyer acknowledges that it has not been induced by, and has not relied upon, any written or oral representations, warranties or statements, whether express or implied, of Seller, or any partner, member, stockholder or Representative (direct or indirect) of Seller, relating to the Acquisition Assets, the Premises, the operations or any forecast of operations of the Premises, except for those expressly set forth in this Agreement. Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions, except for those expressly set forth in this Agreement. Buyer acknowledges and agrees that, except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, regarding the Acquisition Assets, their condition or state of repair, the financial condition of the Premises or the Premises' operations or ability to be developed. Buyer agrees that the Acquisition Assets will be sold and conveyed to (and accepted by) Buyer at the Closing in the current existing condition of the Acquisition Assets, AS IS, WHERE IS, WITH ALL FAULTS, except as otherwise expressly provided in this Agreement and excepting ordinary wear and tear, ongoing maintenance and capital repairs and replacements.

            7.8 The provisions of this Article 7 shall survive the termination of this Agreement.

         8. CONFIDENTIALITY. Neither of the parties nor their respective Representatives shall, without the prior Consent of the other party, disclose or use any Confidential Information, in whole or in part, except in connection with the review, evaluation or performance of the transactions described in this Agreement. Unless otherwise required by any applicable Legal Requirement, neither of the parties shall disclose any Confidential Information acquired as a result of this Agreement to any Person, other than its respective counsel and other Representatives, and such other Persons (such as prospective bankers and lessors) with whom it must communicate to consummate the transactions described in this Agreement, all of whom must agree to keep the Confidential Information confidential. If the Closing does not occur, each party will destroy or return to the disclosing party all copies of documents that contain that party's Confidential Information.

         9. EXISTING MORTGAGE. At Seller's election, Seller shall have the right to cause the present holder of the leasehold mortgage encumbering the Premises (the "EXISTING MORTGAGE") to assign the Existing Mortgage to Seller's designee and remain as a lien encumbering Seller's or its designee's interest in the Development Parcel (but not any other portion of the Premises), which lien shall be subordinate by instrument of subordination reasonably satisfactory to such designee and Buyer, to the Buyer Loan as provided in Section 12.7. If Seller elects to have the Existing Mortgage assigned to Seller's designee and remain as a lien encumbering Seller's or its designee's interest in the Development Parcel as aforesaid, then Seller shall cause the balance of the Premises to be released from the lien of the Existing Mortgage by instrument in recordable form and otherwise reasonably satisfactory to Buyer and the Title Company, and delivery of such instrument of partial release of mortgage and such other customary affidavits as the Title Company shall reasonably require in connection therewith shall be deemed to satisfy Seller's obligation to satisfy any mortgages as provided in Section 5.9.

         10. LEASES AND SUBLEASES.

            10.1 At the Closing, Seller will deliver to Buyer an Assignment and Assumption of Master Lease Agreement (Landlord's Interest) in the form annexed hereto as Schedule 10.1 and made a part hereof (the "ASSIGNMENT AND ASSUMPTION OF MASTER LEASE AGREEMENT (LANDLORD'S INTEREST)"), pursuant to which the landlord's interest under that certain Lease, dated July 8, 1983, originally executed by Coliseum Towers Associates, L.P., as landlord, and European American Bancorp, as tenant, (as amended, the "MASTER LEASE"), shall be assigned by Seller to Buyer and the obligations accruing thereunder from and after the Closing Date shall be assumed by the assignee.

            10.2 At the Closing, Seller will deliver to Buyer's designee an Assignment and Assumption of Master Lease (Tenant's Interest) in the form annexed hereto as Schedule 10.2, and made a part hereof (the "ASSIGNMENT AND ASSUMPTION OF MASTER LEASE AGREEMENT ("TENANT'S INTEREST)") pursuant to which the tenant's interest under the Master Lease shall be assigned by Seller to Buyer's designee and all of the obligations thereunder shall be assumed by the assignee.

            10.3 At the Closing, Seller will deliver to Buyer an Assignment and Assumption of Leases Agreement in the form annexed hereto as Schedule 10.3 and made a part hereof (the "ASSIGNMENT AND ASSUMPTION OF LEASES Agreement"), pursuant to which the Leases shall be assigned to Buyer and the obligations accruing thereunder from and after the Closing Date shall be assumed by Buyer.

            10.4 At the Closing, Seller will deliver to Buyer an Assignment and Assumption of Subleases Agreement in the form annexed hereto as Schedule 10.4 and made a part hereof (the "ASSIGNMENT AND ASSUMPTION OF SUBLEASES Agreement"), pursuant to which the Subleases shall be assigned by Seller to Buyer's designee and the obligations accruing thereunder from and after the Closing Date shall be assumed by the assignee.

            10.5 Seller will promptly request that all tenants execute an estoppel certificate in the form annexed hereto as Schedule 10.5. Seller will use commercially reasonable efforts to obtain such documents executed by the tenants, but shall not be obligated to expend any funds or assume any liability in connection therewith. Seller shall deliver to Buyer a draft copy of each estoppel certificate that Seller proposes to send to each tenant for Buyer's review, and Buyer shall deliver any comments that it may have to any such draft estoppel certificate within two (2) Business Days after delivery thereof to Buyer, time being of the essence. Seller shall consider Buyer's comments in good faith but shall have no obligation to make any changes requested by Buyer. Seller shall not deliver any estoppel certificate to any tenant for execution prior to the Effective Date. Buyer's obligation to close hereunder is conditioned upon the receipt of executed estoppel certificates (subject to the qualifications in this Section 10.5) from tenants and subtenants leasing or subleasing 806,600 rentable square feet in the aggregate, which in all events shall include (a) Citibank, N.A., (b) Dreyfus Service Corporation and (c) Washington Mutual Inc. (collectively, the "MAJOR LEASES"). The foregoing condition will be deemed to be satisfied with respect to any estoppel certificate even if (i) the estoppel certificate executed by the tenant is different from the form annexed hereto as Schedule 10.5, (ii) is qualified by language such as "to the tenant's knowledge" for anything other than the description of the lease or the amount of Rent or free rent or (iii) the estoppel certificate is otherwise in substantial accordance with the form of estoppel certificate which the tenant is obligated to provide under its lease; provided, in each case that the estoppel certificate shall not state that the tenant has given Seller a notice that Seller is in default under the lease or that the tenant has any rights of set off or deduction of future rent by reason of any Seller default which, in either such case, would have a material adverse effect as defined in Section 15.1 hereof (the "SATISFACTORY ESTOPPEL CONDITIONS"). Notwithstanding the foregoing, the estoppel certificates initially to be sent to Dreyfus Service Corporation, Rivkin Radler and Open Link will be prepared by Buyer based on the form annexed hereto as Schedule 10.5, together with references to those items set forth on Schedule 10.5-1. However, Buyer acknowledges that the receipt of an estoppel certificate from any or all of Dreyfus Services Corporation, Rivkin Radler or Open Link which meets the Satisfactory Estoppel Conditions will be deemed to be a satisfactory estoppel for purposes of this Section 10.5. Buyer will not be permitted to reject an estoppel certificate from Dreyfus Service Corporation which includes a disclosure or other statement thereon relating to any alleged delay in such tenant's ability to occupy its leased premises or any objection by such tenant to Seller's claim for holdover rent with respect to any space formerly occupied by such tenant without specifying an amount or with an amount not to exceed the amount described in Schedule 10.5-1. If Seller is unable to deliver tenant estoppel certificates satisfying the conditions of this Section 10.5 by the Scheduled Closing Date, then Seller shall be entitled to one (1) or more adjournments of the Scheduled Closing Date for a period not to extend beyond the Outside Closing Date, time being of the essence, in the aggregate (including any other extension by Seller in this Agreement), and the Scheduled Closing Date shall be adjourned to a date specified by Seller not less than three (3) Business Days after the date of Seller's notice, not beyond the Outside Closing Date, time being of the essence.

            10.6 If any Building space is vacant on the Closing Date, Buyer shall accept the Premises subject to such vacancy.

            10.7 Seller does not warrant that any particular Lease or Sublease will be in force or effect at the Closing or that the tenants will have performed their obligations after the date hereof thereunder. The termination of any Lease or Sublease from and after the date hereof and prior to Closing (which shall only occur due to tenant's default or as otherwise consented to by Buyer) shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to any offset, abatement, credit or allowance of any kind against the Purchase Price or give rise to any other claim on the part of Buyer.

            10.8 Seller shall not enter into new Leases or Subleases (including, without limitation, Leases or Subleases to (x) Institute for Allied Medical Professions, (y) Park Place Mortgage a/k/a Robert Amo Mortgage Group or (z) Jadis Concierge Service or Jadis Capital Management) or amend, modify, extend or renew any existing Leases or Subleases without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall have the right to request that Seller enter into new Leases or Subleases or amend, modify, extend or renew any existing Leases or Subleases, subject to Seller's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and Buyer shall have access to the Premises as provided in Section 7.2 in order to market available space to prospective tenants. Notwithstanding the foregoing, Seller shall have the right, without Buyer's consent, to enter into new Leases or Subleases or extend or renew any existing Leases or Subleases that are required pursuant to the terms of any existing Lease or Sublease or pursuant to the terms of any new Lease or Sublease entered into in accordance with the provisions hereof or pursuant to the terms of any applicable law, or that are entered into to effectuate or memorialize the exercise of any right or option contained in any existing Lease or Sublease or any new Lease or Sublease entered into in accordance with the provisions hereof. If required, Buyer's and Seller's consent shall be deemed granted if not denied by notice (stating the grounds for denial with reasonable specificity) given to the other party within ten (10) Business Days after request for such consent by the requesting party.

            10.9 Notwithstanding anything to the contrary contained in this Agreement, if (a) during the pendency of this Agreement, Buyer requests that Seller enter into any Lease or Sublease as provided in Section 10.8 above with any Person listed on Schedule 10.9 attached hereto and made a part hereof (or any Affiliate of any such Person) or (b) during the period commencing on the Effective Date and ending on the date that is 120 days (and solely with respect to Citigroup, for such additional period, not to exceed 240 days, as any leasing transaction currently under negotiation is being actively negotiated) following the Effective Date (inclusive), Buyer enters into or causes Seller to enter into any Lease or Sublease with any Person listed on Schedule 10.9 attached hereto and made a part hereof (or any Affiliate of any such Person), then in each such case Buyer shall be solely responsible to pay to Cushman & Wakefield Inc. ("C&W") a commission calculated as provided in the existing Leasing and Management Agreement with C&W. The provisions of this Section 10.9 shall survive the Closing or termination of this Agreement.

            10.10 Seller and Buyer acknowledge that, concurrently with the mutual execution and delivery of this Agreement, Seller is terminating (except as otherwise specifically contemplated hereby) C&W's right to receive any leasing commissions pursuant to the existing Leasing and Management Agreement with C&W, and shall deliver to Buyer a letter from C&W confirming same.

         11. CLOSING DATE.

            11.1 The closing (the "CLOSING") of the transactions contemplated hereunder shall occur on October 7, 2005 (such date, or the date Seller or Buyer sets for the Closing if Seller or Buyer shall elect to extend this date pursuant to the terms of this Agreement is hereinafter referred to as the "SCHEDULED CLOSING DATE"; the actual date of the Closing is hereinafter referred to as the "CLOSING DATE"), at the offices of Seller's attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004. TIME SHALL BE OF THE ESSENCE with respect to Buyer's obligation to effectuate the Closing on the Scheduled Closing Date.

            11.2 Buyer shall have the one-time right to deliver a written notice to Seller (an "EXTENSION NOTICE") not less than three (3) Business Days prior to the Scheduled Closing Date, setting forth Buyer's election to postpone the Scheduled Closing Date to November 9, 2005, in which case the Purchase Price shall be increased by Five Hundred Thousand Dollars ($500,000).

            11.3 Buyer shall have the right to deliver a written notice to Seller (an "ACCELERATION NOTICE") not later than September 1, 2005 setting forth Buyer's election to accelerate the Scheduled Closing Date to September 9, 2005, in which case the Purchase Price shall be decreased by Five Hundred Thousand Dollars ($500,000.00). In the event that Seller is (a) unable to deliver the Ground Lease Estoppel (as described in Section 12.2) after making good faith efforts to obtain same in a timely manner, (b) unable to deliver the estoppel certificates referred to in Section 10.5, after making good faith efforts to obtain same in a timely manner, or (c) unable to convey title in accordance with
Section 5.5, then the Closing Date will not be accelerated, the Acceleration Notice will be deemed not to have been delivered, the Purchase Price will not be reduced and the Closing shall occur pursuant to Section 11.1 and Section 11.2 and Seller shall have the right to adjourn the Closing pursuant to the provisions of this Agreement.

            11.4 For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transactions described in this Agreement, Seller and Buyer hereby designate and appoint the Title Company to act as the Reporting Person.

         12. GROUND LEASE PROVISIONS; BUYER LOAN.

            12.1 Buyer and Seller, each at their own cost and expense, shall cooperate with one another and Nassau County in connection with obtaining an assignment and assumption of the Ground Lease (as described in Section 12.2), the Ground Lease Estoppel, and the Bifurcation (as described in Section 12.6(a)), by, among other things, providing all information reasonably required by Nassau County (including, without limitation, information concerning Seller and concerning Buyer, its respective principals and lenders) reasonably necessary to effectuate the transaction contemplated hereby, and signing and providing all documents required in connection therewith, provided same does not negatively impact Buyer's rights or increase Buyer's obligations hereunder or under the Ground Lease. Seller and Buyer each agree to keep the other apprised of the status of progress with Nassau County in obtaining consent to such assignment and assumption of the Ground Lease, the Ground Lease Estoppel and the Bifurcation. Seller and Buyer each acknowledge and agree that obtaining the Bifurcation is not a condition to the Closing.

            12.2 The obligations of Buyer under this Agreement are conditioned on the delivery by Seller of an estoppel certificate from Nassau County (in substantially the form required to be provided under the Ground Lease) and of either:

                (a) an Assignment and Assumption of Ground Lease With Consent substantially in the form annexed hereto and made a part hereof as Schedule 12.2(a) (the "ASSIGNMENT AND ASSUMPTION OF GROUND LEASE WITH CONSENT"); or

                (b) an Assignment and Assumption of Ground Lease Without Consent substantially in the form annexed hereto and made a part hereof as Schedule 12.2(b)(1) (the "ASSIGNMENT AND ASSUMPTION OF GROUND LEASE WITHOUT CONSENT"), together with a Guaranty of Ground Lease substantially in the form annexed hereto and made a part hereof as Schedule 12.2(b)(2) (the "GUARANTY OF GROUND LEASE").

            12.3 Seller and Buyer shall promptly and diligently pursue the Assignment and Assumption of Ground Lease With Consent and the Bifurcation in good faith; however, Seller and Buyer each acknowledge and agree that obtaining the Assignment and Assumption of Ground Lease With Consent is not a condition to the Closing. As a condition to the delivery of the Assignment and Assumption of Ground Lease With Consent, Seller may require documentation from Nassau County reasonably acceptable to Seller providing that Seller is thereupon released from any liability under the Ground Lease from and after the Closing Date.

            12.4 In the event Seller delivers the Assignment and Assumption of Ground Lease Without Consent, Buyer, or its Affiliate acceptable to Seller, shall be required to contemporaneously deliver to Seller an indemnification in the form annexed hereto and made a part hereof as Schedule 12.4 (the "INDEMNIFICATION AS TO GUARANTY OF GROUND LEASE"), indemnifying Seller from any obligations with respect to said Guaranty of Ground Lease. Even assuming, arguendo, that Seller elects to pursue the Assignment and Assumption of Ground Lease With Consent, provided that Seller delivers the Assignment and Assumption of Ground Lease Without Consent in accordance with the terms hereof, Buyer shall have no right to refuse to close or delay the Closing by reason of the fact that Nassau County has not issued its consent to the assignment and assumption of the Ground Lease.

            12.5 In the event the closing takes place without the consent of Nassau County to the assignment of the Ground Lease, the parties agree to pursue such consent in good faith after the Closing, and upon receipt of such consent the parties will take all reasonable steps to require Nassau County to terminate the Guaranty of Ground Lease, and upon such termination, Seller shall also terminate the Indemnification as to Guaranty of Ground Lease. The provisions of this Section 12.5 shall survive the Closing.

            12.6 (a) Subject to the provisions of Section 12.6(b), Seller and Buyer each expressly acknowledge that Seller's interest in the Development Parcel is not intended to be sold to Buyer hereunder or otherwise constitute any portion of the Acquisition Assets. Accordingly, Seller and Buyer shall each exercise commercially reasonable efforts, and otherwise reasonably cooperate with each other, to cause Nassau County and any other applicable Governmental Body to Consent to the "bifurcation" of the Ground Lease into two separate leases, one covering the Development Parcel, on the one hand, and one covering the balance of the Land on the other hand, allocating the "Base Rent" and all additional rent payable thereunder 22% to the Development Parcel and 78% to the balance of the Land and otherwise on terms and conditions substantially the same as the Ground Lease and otherwise reasonably satisfactory to both Buyer and Seller (collectively, the "BIFURCATION"). If Nassau County or any other applicable Governmental Body shall not Consent to the Bifurcation as provided in this Section 12.6(a) and Buyer shall not purchase the Development Parcel in accordance with Section 12.6(b), then Buyer, as sublessor, and Seller or Seller's designee, as sublessee, shall execute and deliver at the Closing a sublease covering the Development Parcel in the form attached hereto as Schedule 12.6(a) (the "DEVELOPMENT PARCEL SUBLEASE").

                (b) Buyer shall have the right, exercisable at any time during the period commencing on the Effective Date and ending on the earlier to occur of (i) the date that is ninety (90) days from the date hereof or (ii) five (5) days prior to the Scheduled Closing Date (the "DEVELOPMENT PARCEL ELECTION DATE") (time being of the essence), by delivery of written notice to Seller (the "DEVELOPMENT PARCEL PURCHASE NOTICE"), to elect to purchase the Development Parcel from Seller for a price equal to Sixteen Million and No/100 Dollars ($16,000,000.00) ("DEVELOPMENT PARCEL PRICE"). If Buyer shall timely deliver the Development Parcel Purchase Notice and elect to purchase the Development Parcel, then (i) the Purchase Price shall be increased by the Development Parcel Price,
(ii) the Development Parcel shall be deemed part of the Acquisition Assets and all applicable terms and provisions of this Agreement shall be deemed to apply to and include the Development Parcel, including, without limitation, the representation and warranties set forth in this Agreement and the obligation to purchase and sell the Development Parcel on the Scheduled Closing Date, (iii) Buyer shall reimburse Seller at Closing for a brokerage commission of one percent (1%) of the Development Parcel Price and (iv) the provisions of Section 12.6(a) shall be of no further force or effect and neither party shall have any further obligation thereunder. If Buyer shall fail to timely deliver the Development Parcel Purchase Notice by the Development Parcel Election Date, then Buyer shall be deemed to have irrevocably waived its right to purchase the Development Parcel.

                (c) If Buyer purchases the Development Parcel as provided in
Section 12.6(b), then, in lieu of delivering the Pledge Agreement, Seller shall deliver to Escrowee (as defined below) at the Closing of the purchase and sale of the Development Parcel either (a) cash or (b) a so-called "evergreen", unconditional, irrevocable letter of credit, naming Escrowee as the sole beneficiary and providing for an initial expiration date that is the six
(6)-month anniversary of the date hereof, such cash or letter of credit being an amount equal to the lesser of (x) if the Survival Period (as defined in Section 21.24(d)) has theretofore expired, the amount claimed to be owed by Seller to Buyer for any obligations pursuant to a notice of claim and institution of a proceeding made within the fixed periods set forth in Section 21.24(d), and (y) Four Million Dollars ($4,000,000.00). Such cash or letter of credit shall be held by Schulte Roth & Zabel LLP, counsel to Buyer, acting as escrow agent pursuant to a written escrow agreement, in form and substance and containing terms and conditions reasonably satisfactory to Buyer, Seller and such escrow agent (in such capacity and acting pursuant to such terms and conditions, "ESCROWEE") as security for the same obligations, and on the same terms and conditions, as are set forth in this Agreement with regard to the Pledge Agreement, except that terms and provisions satisfactory to Buyer and Seller, in their reasonable discretion, shall be substituted for the provisions hereof that are no longer applicable by reason of such change in the nature of such collateral. Among other things, if such substitute collateral is a letter of credit, such provisions shall include the above requirements and also shall include the requirement that the letter of credit expressly provide that (a) it shall be automatically self-renewing for successive six (6) month periods after its initial expiration date, (b) the issuing bank may not elect to not renew the letter of credit without providing Buyer at least thirty (30) days prior written notice thereof and if Buyer is notified that the letter of credit will not be renewed upon the then scheduled expiration date thereof, or if the letter of credit is not renewed at least thirty (30) days prior to the then scheduled expiration date thereof, Buyer may draw upon the letter of credit and hold the proceeds thereof as security for the obligations secured thereby. In the event that Buyer has given no notice of claim pursuant to Section 21.24(d) on the date of expiration of the Survival Period (with time being of the essence), such Letter of Credit shall be automatically returned to Seller.

            12.7 (a) At the Closing, Buyer or an Affiliate or other designee or nominee of Buyer (collectively, the "LENDER") shall make a loan to Seller as the sublessee under the Development Parcel Sublease in the amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the "BUYER LOAN"), which Buyer Loan shall be evidenced by a promissory note substantially in the form of Schedule 12.7A attached hereto and made a part hereof (the "BUYER LOAN NOTE") and secured by a leasehold mortgage substantially in the form of Schedule 12.7B attached hereto and made a part hereof (the "BUYER LOAN MORTGAGE"). Lender shall be responsible to pay all costs and expenses incurred by Lender in connection with the Buyer Loan, including, without limitation, title insurance premiums, diligence costs and all other costs and expenses associated with the Buyer Loan, except that Seller shall be responsible to pay all mortgage recording taxes. Notwithstanding the foregoing, in the event that Buyer purchases the Development Parcel pursuant to Section 12.6(b), there will be no Buyer Loan.

                (b) At the Closing, Reckson Construction & Development LLC, an Affiliate of Buyer (the "DEVELOPER"), and Seller shall enter into a Development Agreement substantially in form of Schedule 12.7C attached hereto and made a part hereof, whereby Seller agrees to pay to Developer the sum of $2,000,000 in twenty-four (24) equal monthly installments commencing on the Closing Date. Notwithstanding the foregoing, in the event that Buyer purchases the Development Parcel pursuant to Section 12.6(b), there will be no Development Agreement.

         13. CLOSING DOCUMENTS.

            13.1 Seller shall deliver to Buyer (duly executed where appropriate) at the Closing:

                (a) a Bill of Sale, assigning and conveying all of Seller's right, title and interest in and to the tangible Personal Property, in the form attached hereto and made a part hereof as Schedule 13.1(a);

                (b) (i) the Assignment and Assumption of Ground Lease With Consent or (ii) the Assignment and Assumption of Ground Lease Without Consent and the Guaranty of Ground Lease;

                (c) (i) the Assignment and Assumption of Master Lease Agreement (Landlord's Interest) and (ii) the Assignment and Assumption of Master Lease Agreement (Tenant's Interest);

                (d) the Assignment and Assumption of Leases Agreement;

                (e) the Assignment and Assumption of Subleases Agreement;

                (f) the Assignment and Assumption of Assumed Contracts substantially in the form attached hereto and made a part hereof as Schedule 13.1(f) (the "ASSIGNMENT AND ASSUMPTION OF CONTRACTS");

                (g) if the title examination discloses judgments, bankruptcies or other returns against other Persons having names the same as or similar to Seller, Seller shall deliver an affidavit showing that such judgments, bankruptcies and other returns are not against Seller;

                (h) An affidavit of Seller that Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended. Based thereon, no portion of the Purchase Price shall be withheld by Buyer pursuant to the Internal Revenue Code;

                (i) an original letter, executed by Seller, or its agent, advising the tenants under the Leases of the sale of the Premises to Buyer, and directing that all Rents and other payments under the Leases thereafter be sent to Buyer, or as Buyer may direct, substantially in the form attached hereto as
Schedule 13.1(i) and notify such tenants as to the transfer of their security deposits;

                (j) an original letter, executed by Seller, or its agent, advising the subtenants under the Subleases of the sale of the Premises to Buyer, and directing that all Rents and other payments under the Subleases thereafter be sent as Buyer may direct, substantially in the form attached hereto as Schedule 13.1(j) and notify such tenants as to the transfer of their security deposits;

                (k) estoppel certificate from Nassau County (in substantially the form required to be provided under the Ground Lease);

                (l) certified copy of the authorization of Seller's sole member approving the transactions described in this Agreement and other evidence reasonably requested by the Title Company of Seller's authorization of the transactions contemplated by this Agreement;

                (m) all estoppel certificates received by Seller under Section 10.5;

                (n) any other resolutions, affidavits, certificates or other documents required by this Agreement, or reasonably requested by the Title Company to be delivered by Seller;

                (o) Seller shall deliver to Buyer the security deposits held by Seller under the Leases and Subleases (together with accrued interest thereon, if any, less Seller's proportionate share of administrative fees, if any) by, at Seller's option, (i) payment of the amount thereof to Buyer, (ii) a credit to Buyer against the Purchase Price and/or (iii) assignment to Buyer of the bank accounts (or other security) in which same are held, which assignment shall be in form reasonably acceptable to the depositary bank and Buyer. Any such tenants' security deposits in form other than cash shall be transferred to Buyer by way of appropriate instruments of transfer or assignment (to the extent assignable without the consent of the issuer) (each such instrument, an "ASSIGNMENT AND ASSUMPTION OF SECURITY DEPOSITS"). Any fees imposed by such issuing banks in connection with such assignments shall be paid by Buyer. In the case of any letters of credit which by their terms are not assignable, Buyer shall be responsible for obtaining replacement letters of credit after closing, but Seller shall cooperate (at Buyer's expense) with Buyer in all reasonable respects in connection therewith. As to any such non-assignable letters of credit which are not replaced, then for the period from and after Closing, Seller shall hold such nonassignable letters of credit in escrow for the benefit of Buyer and, upon written request by Buyer, at Buyer's expense, shall draw down on any such letter of credit and simultaneously therewith, shall deliver the proceeds of such draw down to Buyer. Buyer shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all actual claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) arising out of Seller's or Seller's agents' actions taken in response to Buyer's request that Seller draw upon a letter of credit after the Closing, and this sentence shall survive the Closing;

                (p) a Bargain and Sale Deed Without Covenants Against Grantor's Acts as to the Building in the form attached hereto as Schedule 13.1(p) (the "DEED"), together with any real estate tax forms or affidavits as are required by law;

                (q) the Closing Statement;

                (r) a general assignment and assumption, to the extent permissible by law and to the extent transferable, of all right, title and interest of Seller in and to all general intangibles, including all warranties, permits and utility deposits to the extent that Seller received a credit therefor under Section 14.1 substantially in the form attached hereto and made a part hereof as Schedule 13.1(r) (the "GENERAL ASSIGNMENT AND ASSUMPTION");

                (s) a schedule of all unpaid rents and other sums and charges under the Leases and Subleases as of the Closing Date;

                (t) evidence of the delivery of a notice electing to terminate each service contract relating to the Premises to which Seller is a party that Buyer timely elects to direct Seller to terminate as provided in Section 21.19 as of or prior to the Closing Date or such later date as is required to meet the notice requirements contained in such service contract;

                (u) the Buyer Loan Note and the Buyer Loan Mortgage, if applicable;

                (v) the Development Parcel Sublease and a Memorandum of the Development Parcel Sublease, in form for recording, if applicable;

                (w) all of the original Ground Lease, Leases, Licenses, Assumed Contracts, Permits and Files to the extent in Seller's possession or control;

                (x) keys and/or combinations to all locks and safe deposit boxes located in the Premises, properly tagged or identified, to the extent in Seller's possession or control;

                (y) the Pledge Agreement, if applicable;

                (z) the Development Agreement, if applicable; and

                (aa) any other documents required by this Agreement, or reasonably required by the Title Company to be delivered by Seller.

         Seller shall be deemed to have delivered the items set forth in clauses
(w) and (x) above if the same are left in the Building management office on the Closing Date.

            13.2 Buyer shall deliver to Seller (duly executed where appropriate) at the Closing:

                (a) payment of the Purchase Price payable at the Closing, as adjusted for adjustments and costs under Article 14;

                (b) the full proceeds of the Buyer Loan;

                (c) (i) Assignment and Assumption of the Ground Lease With Consent or (ii) Assignment and Assumption of Ground Lease Without Consent and Indemnification as to Guaranty of Ground Lease, as the case may be;

                (d) (i) the Assignment and Assumption of Master Lease Agreement (Landlord's Interest) and (ii) the Assignment and Assumption of Master Lease Agreement (Tenant's Interest);

                (e) Assignment and Assumption of Leases Agreement;

                (f) Assignment and Assumption of Subleases Agreement;

                (g) Assignment and Assumption of Contracts;

                (h) certified copy of the authorization or resolution of Buyer's governing body approving the transactions described in this Agreement and other evidence reasonably requested by the Title Company of Buyer's authorization of the transactions contemplated by this Agreement;

                (i) the Closing Statement;

                (j) Assignment and Assumption of Security Deposits;

                (k) General Assignment and Assumption;

                (l) the Development Parcel Sublease and memorandum thereof, if applicable; and

                (m) any other documents required by this Agreement, or reasonably required by the Title Company to be delivered by Buyer.

         14. ADJUSTMENTS AND OTHER COSTS.

            14.1 A statement of prorations and other adjustments (the "CLOSING STATEMENT") shall be prepared by Seller in conformity with the provisions of this Agreement and delivered to Buyer two (2) Business Days prior to the Closing. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the following are to be adjusted or prorated, as the case may require, between Seller and Buyer as of 11:59 P.M. (EST) on the day immediately preceding the Closing Date, based upon a 365-day year, and the net amount thereof shall be added to (if such net amount is in favor of Seller) or deducted from (if such net amount is in Buyer's favor) the balance of the Purchase Price payable at Closing:

                (a) Real estate Taxes, payments in lieu of Taxes, water charges and sewer rents, if any, on the basis of the fiscal period for which assessed and gas, steam, electricity and other public utility charges. If on the Closing Date the Tax rate shall not have been fixed, the apportionment shall be based upon the Tax rate for the preceding year applied to the latest assessed valuation; however, adjustment will be made when the actual Tax amount is determined. If there are utility meters on the Premises (covering water, gas, steam, electricity and sewage), Seller shall furnish readings thereof to a date not more than fifteen (15) days prior to the Closing Date. Meter charges shall be apportioned on the basis of the last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted.

                (b) Rental payments on the Ground Lease.

                (c) Buyer shall reimburse Seller for the cost, including Taxes, of any fuel oil at the Premises on the Closing Date.

                (d) All charges and payments under all Assumed Contracts.

                (e) Water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax), and any assignable deposits with utility companies (to the extent possible) (utility prorations will be handled by meter readings as of the Closing and Seller shall arrange and pay for final billings through the Closing Date).

                (f) The cost of capital improvements to the extent provided in
Section 21.14.

                (g) Any other items or amounts to be prorated or apportioned between Seller and Buyer under this Article 14.

            14.2 (a) Rents paid or payable by tenants under the Leases and Subleases consisting of base or fixed rents (collectively, "FIXED RENTS") shall be adjusted and prorated on an if, as and when collected basis. Any Fixed Rents collected by Buyer or Seller after the Closing from any tenant who owes Fixed Rents for periods prior to the Closing, shall be applied (i) first, in payment of Fixed Rents owed by such tenant for the month in which the Closing Date occurs, (ii) second, in payment of Fixed Rents owed by such tenant for the period (if any) after the month in which the Closing Date occurs through the end of the month in which such amount is collected and (iii) third, after Fixed Rents for all current periods have been paid in full, in payment of Fixed Rents owed by such tenant for the period prior to the month in which the Closing Date occurs. Each such amount, less any costs of collection (including reasonable attorneys' fees) reasonably allocable thereto, shall be adjusted and prorated as provided above, and the party who receives such amount shall promptly pay over to the other party the portion thereof to which it is so entitled. Buyer shall bill tenants who owe Fixed Rents for periods prior to the Closing on a monthly basis following the Closing Date for a period of one year and shall use commercially reasonable efforts to collect such past due Fixed Rents during such one-year period; provided, that Buyer shall have no obligation to commence any actions or proceedings to collect any such past due Fixed Rents. Notwithstanding the foregoing, if Buyer shall be unable to collect such past due Fixed Rents, Seller shall have the right to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. No prorations shall be made at the Closing in respect of unpaid Fixed Rents.

                (b) If any tenants are required to pay percentage rents, escalation charges for increases in real estate taxes or operating expenses, porter's wage increases, labor cost increases, cost-of-living increases, charges for electricity, water, cleaning or overtime services, "sundry charges" or other charges of a similar nature ("ADDITIONAL RENTS"), the same shall be adjusted on an if, as and when collected basis. Subject to further provisions of this paragraph (b), if any Additional Rents are collected by Buyer after the Closing Date which are attributable in whole or in part to any period prior to the Closing, then Buyer shall promptly pay to Seller its proportionate share thereof, less a proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof. With respect to any estimated Additional Rents paid or payable by tenants for any period prior to the Closing which, pursuant to the applicable Lease or Sublease, are to be recalculated after the Closing based upon actual expenses and other relevant factors, (i) Seller agrees, with respect to such adjustments which are in favor of any such tenant, to pay to Buyer after which Buyer shall pay directly to the tenant in question, within ten (10) days after written demand and presentation to Seller of reasonable documentation in support of such adjustments, and (ii) Buyer agrees, with respect to such adjustments which are in favor of landlord, to pay to Seller the amount of such adjustments which the tenant pays to Buyer, within ten
(10) days after receipt thereof by Buyer. Buyer shall bill tenants who owe Additional Rents for periods prior to the Closing on a monthly basis following the Closing Date for a period of one year and shall use commercially reasonable efforts to collect such past due Additional Rents during such one-year period; provided, that Buyer shall have no obligation to commence any actions or proceedings to collect any such past due Additional Rents. Notwithstanding the foregoing, if Buyer shall be unable to collect such past due Additional Rents, Seller shall have the right to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits), but Seller shall not be entitled to evict (by summary proceedings or otherwise) any such tenants. Any Additional Rents collected by Buyer or Seller after the Closing from tenants who owe Additional Rents for periods prior to the Closing shall be applied to Additional Rents then due and payable in the following order of priority, (i) first, in payment of Additional Rents for the accounting period in which the Closing Date occurs, with such amounts being prorated between Buyer and Seller based upon the number of days each owned the Premises during the accounting period in which the Closing occurs, (ii) second, in payment of Additional Rents for any accounting period which commenced after the Closing, but only to the extent payments of Additional Rents for such accounting period are then currently due, and (iii) third, in payment of Additional Rents for accounting periods preceding the accounting period in which the Closing occurs.

                (c) Notwithstanding anything to the contrary contained in this Agreement, Seller shall keep Buyer reasonably informed (including providing copies of material pleadings, correspondence and other documentation) with respect to any litigation commenced or pursued by Seller after the date hereof against any tenants at the Property. Seller shall be entitled to retain all proceeds of any reward or settlement on account of any claim by Seller against any tenant that arose prior to the Closing Date; provided, however, that, in the event that Seller is awarded any damages in connection with any eviction action which results in the termination of any lease prior to the Closing Date, where the term of such lease would otherwise have extended beyond the Closing Date, Buyer shall be entitled to receive from the amount paid by the applicable tenant for such award of damages an amount equal to all portions of such damages allocable to rent payable with respect to the period after the Closing Date.

            14.3 (a) Buyer agrees that, effective as of the Closing Date, all employees at the Premises set forth on Schedule 14.3 (and any replacements thereof) who are union employees ("EMPLOYEES") shall be offered the same employment by Buyer (or by the property manager or other third party to be engaged by Buyer) on substantially the same terms and conditions as such Employees were employed immediately prior to the Closing. Seller represents that it has no employees. With respect to the Employees, Buyer shall comply with all of the requirements of applicable law and be solely responsible for, and hereby assumes all liabilities whatsoever with respect to, any and all (i) salaries (for the period from and after the Closing Date), (ii) benefits attributable to the period from and after the Closing Date payable to the Employees, (iii) benefit continuation and/or severance payments relating to any Employee that may be payable as a result of any termination of employment of any such Employee or the terms of such employment of any Employee or the location of employment of any Employee from and after the Closing Date, and (iv) notices, payments, fines or assessments due to any governmental authority pursuant to any laws, rules or regulations with respect to the employment, discharge or layoff of Employees from and after the Closing Date, including, but not limited to, such liability as arises under the Worker Adjustment and Retraining Notification Act, Section 4980B of the Code (COBRA) and any rules or regulations as have been issued in connection with any of the foregoing. Buyer hereby agrees to indemnify Seller and its affiliates against, and agrees to hold them harmless from any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee that arises under federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and the Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) from and after the Closing Date. Buyer represents and covenants that it shall be covered by and assume and the Employees shall be covered by any and all collective bargaining agreements currently covering the Employees. Seller hereby agrees to indemnify Buyer and its affiliates against, and agrees to hold them harmless from any and all claims, losses, damages and expenses (including, without limitation, reasonable attorneys' fees) and other liabilities and obligations incurred or suffered as a result of any claim by any Employee that arises under any of the foregoing federal, state or local statutes, regulations or ordinances, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between Seller and the Employee, arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to the Closing Date.

                (b) Effective as of the Closing, Buyer shall assume, observe, pay and perform all obligations and liabilities under, arising from or otherwise relating to all collective bargaining agreements, if any, relating to the Employees (or any of them) and/or Seller's operation of the Property (hereafter, collectively, the "CBA"). Buyer shall have sole responsibility for all such obligations and liabilities arising under or relating to the CBA, on or at any time after the Closing Date and hereby agrees to indemnify and hold Seller harmless from and against all loss, cost and expense incurred by Seller as a result of Buyer's failure to so assume, observe, pay and perform the same. Seller hereby agrees to indemnify and hold Buyer harmless from and against all loss, cost and expense incurred by Buyer as a result of Seller's failure to observe, pay and perform any of Seller's obligations and liabilities under or relating to the CBA required to have been observed, paid or performed by Seller prior to the Closing Date.

            14.4 The amount of any unpaid real estate Taxes, assessments, payments in lieu of Taxes, water charges, sewer rents, and gas, steam, electricity and other utility charges which Seller is obligated hereunder to discharge or satisfy, with any interest or penalties thereon, at the option of Seller, may be allowed as a credit to Buyer at the Closing, provided official bills therefor are furnished at the Closing. If on the Closing Date there are any liens or Encumbrances which Seller is obligated hereunder to discharge or satisfy, Seller may use any portion of the Purchase Price to discharge or satisfy the same, or may deposit with the Title Company an amount sufficient to discharge or satisfy the same, provided that, upon such deposit, the Title Company "omits" same from Buyer's title report and policy. Buyer agrees to provide at the Closing upon not less than three (3) Business Days' prior written notice, separate certified checks to facilitate the discharge or satisfaction of items referred to in this Section 14.4. The existence of liens, Encumbrances, real estate Taxes, assessments, water charges or sewer rents shall not be an objection to title, provided Seller shall comply with the provisions of this
Section 14.4.

            14.5 Buyer shall pay all expenses for examination of title, the premium for any title insurance policy issued to Buyer, and all other title, survey or other expenses incurred by Buyer in connection with this Agreement or the closing of title hereunder.

            14.6 Seller shall pay or shall credit Buyer at the Closing with an amount equal to any applicable New York State and local, if any, transfer Tax payable by reason of the assignment of the Ground Lease and the sale of the Buildings by Seller to the Buyer named herein, if applicable. Seller and Buyer agree to execute, swear to, and cause to be filed any applicable transfer Tax returns or other returns required in connection with the Closing.

            14.7 Seller and Buyer each shall pay their own attorneys' fees in connection with this Agreement and the closing of title.

            14.8 Buyer, in the manner set forth in this Section 14.8, shall pay and be solely responsible for the payment of (or, to extent paid by Seller, shall reimburse Seller at the Closing for), all Leasing Costs paid or payable by the landlord in connection with (i) any Lease or Sublease entered into after the date hereof or after the Closing Date in accordance with the provisions hereof (each such Lease or Sublease, a "NEW LEASE") or any modification or amendment of any New Lease, (ii) any modification or amendment of any existing Lease or Sublease executed after the date hereof or after the Closing Date, (iii) any renewal options, extension options or expansion options which are exercised or become effective after the date hereof or after the Closing Date pursuant to the terms of each respective existing Lease or Sublease and New Lease and (iv) any space leased pursuant to rights of first refusal or first offer or similar rights which are exercised after the date hereof or after the Closing Date. For purposes of this Agreement, "LEASING COSTS" shall mean leasing and brokerage commissions, any direct payments, work allowances and workletters paid or granted to or for the benefit of the tenant under a lease and any free rent, rent allowances or rent credits paid or granted to such tenant (and, in the case of any such inducement not paid in cash, the dollar value thereof), advertising expenses and legal fees and disbursements. If, as of the Closing Date, Seller shall have paid or incurred any portion of such Leasing Costs for which Buyer is responsible, then Buyer shall reimburse Seller for such paid or incurred portions at Closing.

            14.9 Seller shall bear the cost of any rent allowance, rent credit or free rent (collectively, "FREE RENT") to which any tenant or subtenant is entitled set forth on Schedule 14.9 attached hereto and made a part hereof. Pursuant to Schedule 14.9, Buyer shall be entitled to a credit against the Purchase Price in the amount of $1,020,001 which amount will be (i) decreased by an amount of such Free Rent allocable to the period from October 1, 2005 until the Closing Date (if the Closing Date occurs after October 1, 2005) based on the Free Rent described on Schedule 14.9, and (ii) increased by an amount of such Free Rent allocable to the period from the Closing Date (if the Closing Date occurs prior to October 1, 2005) to October 1, 2005 based on the Free Rent described on Schedule 14.9. If any of the above items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is 90 days following the Closing Date.

The provisions of this Article 14 shall survive the Closing.

         15. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to consummate the transactions described in this Agreement, and to take the actions required to be taken by Buyer at the Closing, is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

            15.1 Each representation and warranty made by Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, except to the extent the facts and circumstances underlying such representations and warranties may have changed as of the Closing. Notwithstanding the foregoing, if on the Closing Date any such representations and warranties are not true and correct in all material respects, Buyer shall in any event be required to close hereunder and pay the Purchase Price to Seller unless the breach(es) of any representations and warranties will have, in the aggregate, a "material adverse effect" provided that in such event, Seller shall be entitled, at its option and in its sole discretion, to pay to Buyer such amount on account of such breach(es) as will cause the same to no longer have a "MATERIAL ADVERSE EFFECT", in which event Buyer shall be required to close hereunder. As used herein, a "material adverse effect" shall be deemed to have occurred if by reason of such misrepresentation the fair market value of the Property is decreased by more than Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00). For purposes hereof, a representation or warranty shall not be deemed to have been breached if the representation or warranty is not true and correct in all material respects as of the Closing Date by reason of changed facts or circumstances which pursuant to the terms of this Agreement are permitted to have occurred.

            15.2 Seller has performed or complied in all material respects with all of the covenants and obligations required of Seller by this Agreement to be performed or complied with on or before the Closing Date.

         16. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE. Seller's obligation to consummate the transactions described in this Agreement, and to take the actions required to be taken by Seller at the Closing, is subject to the satisfaction, at or prior to such Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

            16.1 Each representation and warranty of Buyer in this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

            16.2 Buyer has performed or complied with all of the covenants and obligations required of Buyer by this Agreement to be performed or complied with on or before the Closing Date.

         17. ESCROW CONDITIONS.

            17.1 Concurrently with the execution of this Agreement, Buyer has delivered the Letter of Credit to Holm & Drath, LLP ("ESCROW AGENT").

            17.2 Escrow Agent shall hold the Letter of Credit in accordance with this Agreement, or a joint instruction signed by Seller and Buyer, or separate instructions of like tenor signed by Seller and Buyer, or a final judgment of a court of competent jurisdiction. Escrow Agent hereby is authorized and directed to return the Letter of Credit to Buyer if, as and when the Closing occurs. If Escrow Agent shall receive an instruction from Seller or Buyer as to the Letter of Credit, Escrow Agent shall first advise the other party, and, thereafter, shall act in accordance with such instruction if the other party shall fail to notify Escrow Agent not to act in accordance with such instruction within ten
(10) days after delivery of such instruction by Escrow Agent to said other party. Escrow Agent at any time may deposit the Letter of Credit with a court of competent jurisdiction, and, upon notice to Seller and Buyer of such deposit, Escrow Agent shall have no further responsibility or liability hereunder. Escrow Agent shall act upon any instruction or other writing believed by Escrow Agent in good faith to be genuine and to be signed or presented by the proper Persons.

            17.3 If Seller notifies Escrow Agent that the Letter of Credit will not be renewed by the issuing bank upon the then scheduled expiration date thereof, or the Letter of Credit is not renewed at least 30 days prior to the then scheduled expiration thereof, Escrow Agent shall draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Buyer's obligations under this Agreement in the same manner as the Letter of Credit. All references in this Article 17 to the Letter of Credit shall be deemed to include any proceeds thereof that are held by Escrow Agent.

            17.4 Seller and Buyer acknowledge that Escrow Agent is merely a stakeholder, and that Escrow Agent shall not be liable for any act or omission unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against any costs and expenses incurred in connection with the proper performance of the Escrow Agent's duties hereunder. Seller and Buyer shall be jointly and severally liable for, and shall pay Escrow Agent, on demand, any costs and expenses of Escrow Agent incurred in connection with the performance of Escrow Agent's duties hereunder, if any, paid or payable in connection with the holding or disposition of the Letter of Credit or investment of the proceeds thereof. Notwithstanding that Escrow Agent is serving as the Escrow Agent pursuant to this Article 17, Escrow Agent as attorneys may represent Seller in the event of any dispute hereunder.

            17.5 Escrow Agent shall not be bound by any agreement between Seller and Buyer, whether or not Escrow Agent has knowledge thereof, and Escrow Agent's only duties and responsibilities shall be to hold, and to dispose of, the Letter of Credit in accordance with this Article. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect, demand payment of, collect, or enforce any obligation with respect to the Letter of Credit or for any diminution of the value, or the failure to earn income, of the Letter of Credit or proceeds thereof for any cause, other than the gross negligence or bad faith of the Escrow Agent. Escrow Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by Escrow Agent hereunder in good faith and in reliance upon such opinion.

            17.6 All instructions or notices given pursuant to this Article 17 shall be in writing and delivered in accordance with the requirements for notices pursuant to Article 20 of this Agreement. For purposes of this Article 17, such instructions and notices shall be deemed delivered on the date of delivery, if by hand, or on the date of mailing in accordance with Article 20 if mailed, except that no instruction or notice to Escrow Agent shall be deemed effectively delivered to Escrow Agent until actual receipt thereof by Escrow Agent. This Article 17 may not be amended without the prior written Consent of Escrow Agent.

            17.7 Buyer and Seller hereby jointly and severally agree to indemnify and save Escrow Agent harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by Escrow Agent arising out of its acting as Escrow Agent hereunder (including, without limitation, reasonable attorneys' fees and disbursements) except in the case of its own willful misconduct or gross negligence.

            17.8 The parties acknowledge that Escrow Agent is acting and shall continue to act, as counsel to Seller in connection with the transactions described in the recitals and other matters. The parties agree that Escrow Agent or any member, partner or employee of Escrow Agent shall be permitted to act as counsel for Seller in any dispute or question as to the disposition of the Letter of Credit or the proceeds thereof or any other matter arising hereunder.

         18. OPTION TO EXCHANGE PROPERTY OF LIKE KIND. Each party agrees that, at no cost, expense or liability to the other, either party may elect to effectuate a Tax deferred "like kind exchange" for its respective benefit, and convey or acquire the Premises (including the Development Parcel if Buyer exercises the option in Section 12.6(b) above), or cause the Premises to be conveyed or acquired in accordance with the provisions of Section 1031 of the Internal Revenue Code as now or hereafter amended, including all rules and regulations promulgated thereunder, or in accordance with any successor law ("SECTION 1031"). Each party agrees to give written notice to the other not less than thirty (30) days prior to the Scheduled Closing Date as to whether or not notifying party intends to make such election. In furtherance of the foregoing sentence, Buyer hereby notifies Seller that Buyer intends to make such election. Each party agrees to execute any and all documents as are necessary in connection therewith, including, but not limited to, any consent to or acknowledgment of an assignment of this Agreement and each party's rights hereunder to a qualified intermediary, and shall otherwise cooperate with the other party and use reasonable efforts to effectuate said exchange, provided that all documents executed by the other party shall disclaim any representation or warranty, shall be without recourse and shall waive any right of action against the signer with regard to the like kind exchange. Each party agrees to indemnify and hold the other harmless from any additional cost, expense or liability, including reasonable attorneys' fees, resulting from the other's participation in such "1031" exchange; however, neither party shall be responsible for the other's attorneys' fees in connection with this Closing or for the "review" of the exchange assignments utilized to effectuate same. Neither party shall be required to assume any additional expense or liability in connection with, or as part of its cooperation with the like kind exchange. The indemnity provision of this Article 18 shall survive the Closing. If either party elects to utilize a tax-deferred exchange, it agrees to do so by utilizing a qualified intermediary in connection with effectuating the exchange, and the other party shall not be required to take title to the exchanged property.

         19. BROKERAGE. Each party represents and warrants to the other that they have not dealt with any broker in connection with this sale, other than Cushman & Wakefield, Inc. (the "BROKER"), whose commission Seller agrees to fully pay pursuant to a separate agreement (which shall include any commission owed to the Broker in excess of the one percent (1%) commission referred to in
Section 12.6(b)). Each party agrees to indemnify and hold the other harmless from and against any and all liability, claim, loss, damage or expense, including reasonable attorneys' fees, arising from a Breach by said party of this representation and warranty. The provisions of this Article 19 shall survive the Closing.

         20. NOTICES. In order for the same to be effective, each and every notice, communication, request or demand permitted or required to be given by the terms and provisions of this Agreement, or by any law or ordinance shall be given in writing, in the manner provided in this Article 20 unless expressly provided otherwise elsewhere in this Agreement.

            20.1 In the case of notices given by Seller to Buyer, any such notice shall be deemed to have been served and given by Seller and received by Buyer, on the third (3rd) Business Day following the date on which Seller shall have deposited such notice by registered or certified mail, return receipt requested, in a United States post office branch or depository box, addressed to Buyer at its address as stated on the first page of this Agreement and copies to Jason M. Barnett, Senior Vice President and General Counsel, c/o Reckson Associates Realty Corp., 225 Broadhollow Road, Melville, New York 11747, and to Buyer's attorney, Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, Attention: Jeffrey A. Lenobel, Esq.

            20.2 In the case of notices given by Buyer to Seller, any such notice shall be deemed to have been served and given by Buyer and received by Seller, on the third (3rd) Business Day following the date on which Buyer shall have deposited such notice by registered or certified mail, return receipt requested, in a United States post office branch or depository box, addressed to Seller at its address as stated on the first page of this Agreement, and a copy to Seller's attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, Attention: Robert J. Sorin, Esq., and Holm & Drath, LLP, 950 Third Avenue, Suite 3101, New York, New York 10022, Attention:
Steven I. Holm, Esq.

            20.3 Each party hereby authorizes its attorney named above or any successor attorney designated by such party to give any notice on its behalf.

            20.4 Notices may also be given by nationally recognized overnight courier or by hand delivery. If notice is not delivered by registered or certified mail, return receipt requested, as set forth in this Article 20, but is delivered in any other manner authorized herein, it shall be deemed served and given on the date of receipt if received before 3:00 P.M. on a Business Day, or on the first Business Day following receipt if it is received at any other time.

            20.5 Either party may, by notice as aforesaid, designate one or more different parties and addresses for notices in lieu of those specified above. Such designation shall be valid only when notice of such designation is given in the manner required herein.

         21. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller represents, warrants and covenants to Buyer (which representations, warranties and covenants shall not survive the Closing unless expressly provided otherwise herein) as follows:

            21.1 Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

            21.2 Seller has the power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder, and Seller has taken all limited liability company actions necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents by Seller and the performance of Seller's obligations hereunder and thereunder.

            21.3 Seller has duly executed and delivered this Agreement. Each of the Ancillary Documents, when executed by Seller, will be duly executed and delivered by it. This Agreement constitutes, and the Ancillary Documents when executed and delivered by Seller will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable creditor rights, law and general principles of equity.

            21.4 Except for any filing with Nassau County with respect to the Ground Lease, to the extent such filing is required pursuant to the terms thereof, no Consent of or filing with any Governmental Body is required for Seller to execute this Agreement and perform the transactions described in this Agreement by Seller.

            21.5 The execution and delivery of this Agreement and the Ancillary Documents by Seller do not violate any provisions of the Organizational Documents of Seller and will not result in a Breach or violation or default under any Order or Governmental Authorization to which Seller is subject or result in a Breach by Seller under any Assumed Contract to which it is bound. Neither the execution and the delivery of this Agreement nor Seller's compliance with the terms of this Agreement will violate any legal requirements applicable to Seller.

            21.6 To Seller's Knowledge, except for the litigations and claims set forth on Schedule 21.6 and claims or actions covered by insurance, there are no pending causes, claims, Proceedings or legal actions by or against Seller which would have a material adverse effect on the Acquisition Assets. Without limiting the foregoing, the litigation expressly identified in that certain Contract of Sale for the Premises, dated May 23, 2003, between Seller, as the buyer thereunder, and Coliseum Towers Associated L.P., as the Seller thereunder, as the "Nassau County Land Tax Case" has been finally adjudicated, with no remaining contingent liabilities that could be binding on the Premises or Buyer at or after the Closing in connection therewith.

            21.7 The Master Lease is in full force and effect. Seller is the holder of the landlord's interest and the tenant's interest in and to the Master Lease and has not previously assigned any of its interests in the Master Lease, except to the holder of the Existing Mortgage. Since the time that Seller became the holder of the landlord's interest and the tenant's interest in and to the Master Lease, Seller has not had any intent to merge the landlord's interest with the tenant's interest in the Master Lease.

            21.8 To the Knowledge of Seller, no written notice has been received by Seller from any Governmental Body claiming any material violation of any Environmental Law with respect to the Acquisition Assets.

            21.9 Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions of this Agreement on the part of Seller, conflict with, or result in a Breach of any of the terms of, any agreement or instrument to which Seller is a party, or by which it is or may be bound, or result in the imposition of any lien, charge or Encumbrance of any nature whatsoever, or give the other any interest or rights in the Acquisition Assets.

            21.10 The Ground Lease is in full force and effect. Prior to the date hereof, Seller has delivered to Buyer a true, correct and complete copy of the Ground Lease, including all amendments, assignments and other modifications thereto.

            21.11 Seller has not received any written notice from Nassau County alleging that Seller is in default of any of Seller's obligations under the Ground Lease, and Seller has not delivered any written notice to Nassau County alleging that Nassau County is in default of any of Nassau County's obligations under the Ground Lease. To the Knowledge of Seller, Seller is not in default of any of its material obligations under the Ground Lease.

            21.12 Seller has not assigned, pledged or encumbered its leasehold interest in the Ground Lease, except to the holder of the Existing Mortgage.

            21.13 Except for Personal Property removed in Seller's ordinary course of business, no material item of the Personal Property shall be removed from the Buildings prior to Closing unless it is replaced with a similar item of at least equal value.

            21.14 From the Effective Date to the Closing Date, Seller shall operate the Buildings in the ordinary course of its day to day operations, consistent with past practice. Notwithstanding the foregoing, Seller shall not be obligated hereunder to perform any capital improvements from and after the Effective Date. If Seller shall perform any capital improvement after the Effective Date required by any applicable Legal Requirements or which is necessary in Seller's good faith judgment, to (a) prevent an immediate threat to the health, safety or welfare of any person in the immediate vicinity of the Premises, (b) prevent immediate damage or loss to the Premises or (c) avoid the suspension of any necessary service in or to the Premises, then, to the extent that Seller provided Buyer with prior written notice before performing any such capital improvements and Buyer consented thereto (which consent will not be unreasonably withheld), Buyer shall reimburse Seller at the Closing for the actual costs incurred by Seller in connection with such capital improvement.

            21.15 Seller has not filed for any bankruptcy protection, nor to the Knowledge of Seller are there any pending bankruptcy filings against Seller.

            21.16 Seller has not granted any Person a right of first offer, right or first refusal or option to acquire the Premises (and the Development Parcel, if Buyer purchases the Development Parcel pursuant to Section 12.6(b)) or any portion thereof and, to the Knowledge of Seller, no such right exists in favor of any third Person.

            21.17 All Leases, Subleases, rents, rent arrearages, charges and (other than as expressly identified below) security deposits affecting the Premises (and the Development Parcel, if Buyer purchases the Development Parcel pursuant to Section 12.6(b)) on the date hereof, are accurately shown on
Schedule 21.17; complete copies of all Leases and Subleases and all amendments and guarantees relating thereto have been delivered to Buyer; all of the Leases and Subleases are in full force and effect (except as noted otherwise in Schedule 21.6), and to Seller's Knowledge, neither landlord nor any of the tenants are in material default of any of their obligations under any of the Leases or Subleases (subject to Schedule 21.6); no tenant has paid rent for more than one (1) month in advance, to Seller's Knowledge; no tenant claims or is entitled to "free" rent, rent concessions, rebates or rent abatements except as set forth in the Leases and Subleases; no tenant claims or is entitled to any set-offs against rent except as set forth in the Leases and Subleases; all work required to be performed by the landlord under the Leases or Subleases has been completed; Seller has assigned none of its rights under the Leases or Subleases with the exception, if applicable, of a collateral assignment to the holder of the Existing Mortgage; Seller has not assumed or agreed to perform the obligations of any tenant under any lease or entity related to any tenant under any other lease for space elsewhere. If Buyer validly elects to purchase Seller's interest in the Development Parcel as provided in Section 12.6(b), Seller further represents and warrants to Buyer that there are no Leases or Subleases affecting the Development Parcel or any portion thereof. Notwithstanding the foregoing, Seller represents that (a) to the best of its knowledge the performance bond required to have been provided by Compass, as set forth on Schedule 21.17, was never delivered to Seller and (b) Seller is unable to locate the security deposits relating to the Yellow Book and Ruskin Moscou leases, which security deposits, pursuant to such leases, are required to be in the form of irrevocable, unconditional "evergreen" letters of credit, and the letters of credit which comprise the security for the Yellow Book and Ruskin Moscou leases may name as beneficiary Seller's predecessor(s)-in-interest. Seller shall at or prior to the Closing deliver to Buyer (I) the Compass performance bond and (II) either (y) such original letters of credit, together with instruments of assignments thereof to Buyer issued by their respective issuers on such issuers' standard forms, or (z) replacements of such letters of credit, in form and substance substantially similar to such replaced letters of credit and naming Buyer as beneficiary; provided that in the event that Seller fails to deliver the items delivered in either clause (I) or (II) above, the Closing shall nevertheless occur and the obligations of the parties in respect thereof shall not be affected, but Seller shall (in addition to its obligations pursuant to Section 13.1(o)) pay any and all replacement fees in connection therewith, and shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) arising out of Seller's having drawn on any such performance bond or letters of credit prior to the Closing, to the extent that Buyer has the obligation to return such performance bond or letter of credit to the applicable tenant, and such obligations shall survive the Closing without reference to the Survival Period and shall not be subject to the limitations relating to (a) the "material adverse effect" threshold in Section 15.1, (b) the Threshold Amount described in Section 21.24(d), and (c) proviso (x) in Section 21.24(d).

            21.18 The only labor unions affecting the Acquisition Assets are those with which Seller's property manager is in contract are Local 30 of the Operating Engineers Union and Local 25 of the International Brotherhood of Electrical Workers and, to the Knowledge of Seller, there are no other CBA's binding upon Seller or the Premises. Seller is not party to any CBA. Seller has delivered to Buyer true, complete and correct copies of the applicable CBA between Seller's property manager and each such labor unions.

            21.19 There are no Contracts affecting the Premises except as shown on Schedule 21.19. Except as otherwise expressly set forth on Schedule 21.19, all Contracts are terminable by Seller without the payment of any termination fee, penalty or other sum on not more than thirty (30) days' notice to the counterparty thereto. Buyer shall have the right, exercisable by written notice to Seller given not less than forty-five (45) days prior to Scheduled Closing Date, to direct Seller to terminate any service contract affecting the Premises as of the Closing Date, and if Buyer shall timely so direct Seller, Seller shall deliver a termination notice to the counterparty under any such service contract, except such service contracts which cannot, by their terms, be so terminated. Any such Contract not so terminated shall be an Assumed Contract. Notwithstanding the foregoing, in the event that the "Capital Improvement Contract" identified on Schedule 21.19 is not terminated as of the Closing, Seller shall be solely responsible for all liabilities and obligations thereunder, whenever due or payable (except to the extent arising from amendments or other modifications thereto consented to by Buyer), which covenant shall survive the Closing without regard to the Survival Period and not subject to the limitations relating to (a) the "material adverse effect" threshold in
Section 15.1, (b) the Threshold Amount described in Section 21.24(d), and (c) proviso (x) in Section 21.24(d).

            21.20 The insurance coverages disclosed by the certificate of insurance annexed hereto as Schedule 21.20 are in full force and effect. Seller shall maintain all such insurance coverages in full force and effect to the Closing Date.

            21.21 Subject to the provisions of Section 14.8, all brokerage commissions incurred by Seller or, to the Knowledge of Seller, Seller's predecessor in title, including referral fees, with respect to the initial execution of any Leases and Subleases and the renewal, amendment or modification of Leases and Subleases, in each case which were executed or have become effective prior to the Effective Date, are set forth on Schedule 21.21 attached hereto, and will be paid in full by Seller on or before the Closing Date. Any amounts for which Seller is responsible under this Section 21.21 shall not be subject to the limitations relating to (a) the "material adverse effect" threshold in Section 15.1, (b) the Threshold Amount described in Section 21.24(d), and (c) proviso (x) in Section 21.24(d).

            21.22 Seller shall be responsible to pay the amount of any Leasing Costs (other than rent allowances, rent credit or free rent), but including any unpaid work allowance or the dollar value of any unpaid workletter which is owed to a tenant or subtenant with respect to the initial execution of any Lease or Sublease and the renewal, amendment or modification of Leases and Subleases, in each case which was executed or have become effective prior to the Effective Date, and which will be paid by Seller on or before the Closing Date or credited to the Buyer at the Closing. Any amounts for which Seller is responsible under this Section 21.22 shall not be subject to the limitations relating to (a) the "material adverse effect" threshold in Section 15.1, (b) the Threshold Amount described in Section 21.24(d), and (c) proviso (x) in Section 24.21(d).

            21.23 Seller shall not (i) consent to any change in the zoning classification of the Premises or (ii) sell, transfer, assign or dispose of, or consent to the utilization by any third party of, any development rights, including air rights, if any, without Buyer's prior consent (it being understood that Seller shall be permitted to consent to any change in the zoning classification of the Development Parcel or sell, transfer, assign or dispose of, or consent to the utilization by any third party of, any development rights, including air rights, if any, appurtenant to the Development Parcel, in each case without Buyer's consent).

            21.24 (a) Except as otherwise expressly stated in this Agreement, Seller makes no representation and warranty as to the Condition of the Acquisition Assets, the operations of the Premises or the market conditions of the area in which the Premises is located and is conveying the Acquisition Assets to Buyer AS IS, WHERE IS AND WITH ALL FAULTS, without representation or warranty of any kind or nature whether express or implied or arising by operation of law. Seller specifically disclaims any warranty of merchantability or fitness for a particular purpose. Except as expressly provided in this Agreement, no adverse change in the Condition of the Acquisition Assets prior to the Closing Date shall give rise to any obligation on the part of Seller or remedy on the part of Buyer; provided, that such adverse change does not prevent the Buildings from being operated as presently operated and for their present use.

                (b) Without limiting the generality of the foregoing, except for the representations and warranties of Seller contained in this Agreement, the transactions described in this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of any opinion regarding the Condition of the Acquisition Assets, including any and all statutory, express or implied representations or warranties related to their suitability for habitability, merchantability, or fitness for a particular purpose or created by any affirmation of fact or promise, by any description of the Acquisition Assets or by operation of any legal requirements.

                (c) For purposes of this Agreement, the term "CONDITION OF THE ACQUISITION ASSETS" shall mean all of the following:

                    (i) The quality, nature and adequacy of the physical Condition of the Acquisition Assets, including (A) the quality of the design, labor and materials used to construct the improvements included in the Acquisition Assets or in the construction of the Premises; (B) condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage and utility components and systems; (C) the capacity or availability of sewer, water, or other utilities; (D) the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping and irrigation of the Land, and its location in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area; (E) the existence, location or condition of ingress, egress, access and parking; (F) the condition of the Personal Property and any fixtures; (G) the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Land and the improvements located thereon;
(H) any environmental, botanical, zoological, hydrological, geological, meteorological, structural or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Acquisition Assets; (I) the development of any portion of the Land; and (J) any other matter or thing related to the Acquisition Assets.

                    (ii) The economic feasibility, cash flow and expenses of the Buildings, and habitability, merchantability, fitness, suitability and adequacy of the Buildings for their current use and purpose, and any condition at or which affects the Buildings with respect to a particular use, purpose, development, potential or otherwise.

                    (iii) The compliance or failure to comply by Seller, the Land or the Buildings with (A) all legal requirements or Governmental Authorizations, including those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and (B) all agreements, covenants, conditions, restrictions (public or private), development agreements, site plans, building Permits, building rules and other instruments and documents governing or affecting the use, management and operation of the Land or Buildings.

                    (iv) Those matters referred to in this Agreement and the documents listed on the Schedules to this Agreement (provided, however, that the inclusion of this Section 21.24(c)(iv) shall not be deemed to modify Seller's representations in this Agreement).

                    (v) The availability, cost, terms and coverage of liability, hazard, terrorism, comprehensive and any other insurance for the Premises or its operations.

                    (vi) The condition of title to the Acquisition Assets, including vesting, legal description, matters affecting title, Encumbrances, boundaries, encroachments, mineral rights, options, easements, and access, violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using or occupying the Land or Buildings, and standby fees, Taxes, bonds and assessments.

                (d) The representations and warranties made by Seller in this Agreement shall survive the Closing for a period of one hundred fifty (150) days following the Closing Date (the "SURVIVAL PERIOD"). Each such representation and warranty shall automatically be null and void and of no further force and effect on the 150th day following the Closing Date unless, with respect to any particular representation and warranty, Buyer shall have delivered a notice to Seller, prior to such 150th day, alleging that Seller is in breach of such representation or warranty and specifying in reasonable detail the nature of such breach, and Buyer shall have commenced an action, suit or proceeding with respect to the breach of such representation or warranty specified in such notice on or before the date which is thirty (30) days after the date of the expiration of the Survival Period. Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties that Buyer shall not be entitled to any claim for indemnification under any provisions contained in this Agreement or any instrument or agreement being entered into concurrently herewith or delivered at the Closing, or for the breach of any representation and warranty of Seller set forth herein, in each case which survives the Closing (this Agreement and such other agreements and instruments, collectively, the "TRANSACTION DOCUMENTS"), (x) if the breach or inaccuracy of representation or warranty in question results from or is based on a condition, state of facts or other matter that was actually known to Buyer prior to the Closing, (y) unless the aggregate amount of actual loss to Buyer in respect of all claims for indemnification arising pursuant to the Transaction Documents exceeds the Threshold Amount, in which event Buyer shall only be entitled to indemnification for amounts, if any, in excess of the Threshold Amount, and (z) unless Buyer has given Seller written notice of such claim (stating the representation or warranty alleged to have been breached or the indemnification provision of the Transaction Documents pursuant to which recovery is sought, an explanation in reasonable detail of the circumstances giving rise to the claim, and Buyer's good faith estimate of the total dollar amount of the harm suffered and likely to be suffered as a result of the alleged breach or claim) within the Survival Period, it being understood and agreed that Seller shall have no further liability under or in respect of such warranties and representations or under the indemnification provisions of the Transaction Documents after the expiration of the Survival Period, except to the extent of any breach or claim of which Buyer gives Seller written notice on or prior to such date. As used herein, "THRESHOLD AMOUNT" means Three Hundred Seventy-Five Thousand Dollars ($375,000). In addition, in no event shall Seller's maximum liability for all claims for breaches of representations and warranties in this Agreement, together with all other claims by Buyer under the Transaction Documents, exceed the sum of Four Million Dollars ($4,000,000), the parties having expressly agreed that Seller's maximum liability for any and all claims under the Transaction Documents is to be capped at that amount. In addition, in no event shall Seller be liable for any consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Buyer's recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Buyer from any insurance company, tenant, anchor or other third party (it being understood that Buyer shall have no obligation to exhaust its recourse to any such other third party prior to making any claim under this Article 21). As security for its obligations under this Article 21, at the Closing, the members of Seller shall pledge its membership interests in Seller to Buyer pursuant to a Membership Interest Pledge Agreement (the "PLEDGE AGREEMENT") substantially in the form of Schedule 21.24 attached hereto and made a part hereof. The terms and provisions of this paragraph shall survive the Closing.

         22. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER. Buyer represents, warrants and covenants to Seller (which representations, warranties and covenants shall not survive the Closing unless expressly provided otherwise herein) as follows:

            22.1 Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

            22.2 Buyer has the power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder, and Buyer has taken all limited liability company actions necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents by Buyer and the performance of Buyer's obligations hereunder and thereunder.

            22.3 Buyer has duly executed and delivered this Agreement. Each of the Ancillary Documents, when executed by Buyer, will be duly executed and delivered by it. This Agreement constitutes, and the Ancillary Documents when executed and delivered by Buyer will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable creditor rights, law and general principles of equity.

            22.4 No Consent of or filing with any Governmental Body is required for Buyer to execute this Agreement and perform the transactions described in this Agreement by Buyer.

            22.5 The execution and delivery of this Agreement and the Ancillary Documents by Buyer do not violate any provisions of the Organizational Documents of Buyer and will not result in a Breach or violation or default under any Order or Governmental Authorization to which Buyer is subject or result in a Breach by Buyer under any agreement, contract or other instrument to which it is bound. Neither the execution and the delivery of this Agreement nor Buyer's compliance with the terms of this Agreement will (a) violate any legal requirements applicable to Buyer, or (b) require the Consent or the making by Buyer of any declaration, filing or registration with any person.

            22.6 In entering into this Agreement, Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by Seller or any of its Affiliates or their respective Representatives, with respect to the Acquisition Assets, the Condition of the Acquisition Assets or any other matter affecting or relating to the transactions described in this Agreement, other than those expressly set forth in this Agreement. Buyer's obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. Buyer acknowledges that Buyer has knowledge and expertise in financial and business matters that enable Buyer to evaluate the merits and risks of the transactions described in this Agreement.

            All of the Buyer's representations, warranties and covenants set forth in this Agreement shall be deemed made by Buyer to Seller as of the date of this Agreement and as of the Closing Date and shall survive the Closing for a period of one hundred twenty (120) days.

            Buyer and anyone claiming by, through or under Buyer, hereby fully releases the Exculpated Parties from any and all claims that it may now have or hereafter acquire against the Exculpated Parties for any costs, losses, liabilities, damages, expenses, demands, actions or causes of action, whether foreseen or unforeseen, arising out of or related to (i) any construction defects, errors or omissions on or in the Premises, (ii) the past, present, or future presence of Hazardous Materials on or in the Premises (or any parcel in proximity thereto) or in any water on or under the Premises, (iii) compliance or non-compliance with any Environmental Laws, (iv) the off-site presence of Hazardous Materials generated at the Premises, or (v) any other conditions affecting the Premises. In furtherance of the foregoing release, Buyer hereby waives any and all rights and remedies whatsoever, express or implied, Buyer may have against the Exculpated Parties arising out of or resulting from the matters set forth in the foregoing clauses (i) through (v), including, without limitation, the right to rescind this Agreement and seek damages for non-compliance with Environmental Laws, and that in connection with such matters, Buyer shall look solely to Seller's predecessors or to such contractors and consultants as may have contracted for work in connection with the Premises for any redress or relief. Buyer's closing hereunder shall be deemed to constitute an express waiver of Buyer's right to cause Seller (or any other of the Exculpated Parties) to be joined in any action brought under any Environmental Laws. Buyer further understands and agrees that some of Seller's predecessors in interest may have filed petitions under the bankruptcy code and Buyer may have no remedy against such predecessors, contractors or consultants. The waivers and releases set forth in this Section 22 shall survive the Closing or termination of this Agreement. As used herein, "EXCULPATED PARTIES" shall mean Seller and any person acting on behalf of Seller, and any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of any of the foregoing parties.

         23. NO ASSIGNMENT.

            23.1 This Agreement may not be assigned by Buyer without the prior written consent of Seller, which may be given or denied at Seller's sole discretion, except as otherwise expressly provided in Article 18 in connection with a "like kind exchange" under Section 1031 or as expressly below in this
Section 23.1. Any agreement by Buyer to assign or transfer this Agreement, and any assignment, transfer, conveyance, pledge or other encumbrance of any direct or indirect ownership interest in Buyer, shall be deemed to constitute an "assignment" of this Agreement for purposes of this Article 23; provided, that the trading of ownership interests in any Person that is a publicly traded Person on a nationally recognized exchange or quotation system shall not constitute an "assignment" of this Agreement for purposes of this Article 23. Any breach by Buyer of the provisions of this Section 23.1 shall constitute a default by Buyer under the terms of this Agreement, entitling Seller to exercise any and all remedies available to Seller under this Agreement, as well as at law and in equity, including the remedy set forth in Section 28.2. Notwithstanding the forgoing, Buyer shall be permitted to assign this Agreement to any Person
(a) in which Reckson Operating Partnership, L.P. owns, directly or indirectly, through one or more intermediary entities, 20% or more of the aggregate ownership interests and (b) which is Controlled by Reckson Operating Partnership, L.P.; provided, and on the express conditions precedent that, (i) Buyer delivers to Seller not less than ten (10) Business Days prior written notice of such proposes assignment and (ii) such assignment is effectuated pursuant to a form of assignment and such other documentation reasonably satisfactory to Seller and satisfying the requirements set forth in the second sentence of Section 23.2 below, and such assignment shall not be deemed effective or binding upon Seller unless and until a duly executed and acknowledged counterpart of such assignment shall have been delivered to Seller not later than five (5) days after such assignment shall be fully executed. For purposes of this Section 23.1, "Control" shall mean the ability, directly or indirectly, to (A) direct the management and policies of a Person and (B) conduct the day-to-day business operations of such Person.

            23.2 In the event of any assignment of this Agreement requiring Seller's consent and to which Seller consents (which consent may be granted or withheld in Seller's sole and absolute discretion), such assignment shall not be deemed effective or binding upon Seller unless and until a duly executed and acknowledged counterpart of such assignment shall have been delivered to Seller not later than five (5) days after such assignment shall be fully executed. Such assignment shall provide that the assignee thereunder unconditionally assumes all of the terms and conditions to be performed by Buyer hereunder, and the assignee shall covenant to perform such covenants and obligations in the place and stead of Buyer as though the assignee were the original purchaser named herein.

            23.3 Buyer and any assignee of Buyer shall, jointly and severally, indemnify and hold Seller harmless from and against any loss, cost, expense (including attorneys' fees and disbursements), Damage, or claim incurred by Seller as a result of any assignment of this Agreement (including any claim for a brokerage commission in connection with such assignment or otherwise), which obligation shall survive the Closing.

         24. TRANSFER AND SALES TAXES. Buyer agrees to (i) pay any sales, use and similar Tax payable with respect to the transfer of any Personal Property and to indemnify and hold harmless Seller from and against any and all liability, loss, cost, damage and expense (including, but not limited to, interest, penalties and attorneys' fees) which Seller may sustain by reason of the non-payment of such Tax and (ii) file any sales, use or other Tax reports which may be required. Buyer shall pay (a) the cost of the Survey, (b) the cost of premiums on the Title Policy, (c) the cost of performing any due diligence,
(d) the cost of any recordation fees to put the Deed of record with the appropriate Governmental Body, (e) all costs and expenses of obtaining any financing Buyer may elect to obtain, including, but not limited to, any fees, financing costs, mortgage and recordation Taxes and intangible Taxes in connection therewith, and (f) the cost of its legal counsel, advisors and other professionals employed by Buyer in connection with its purchase of the Acquisition Assets from Seller. Seller shall pay the cost of (a) its legal counsel, advisors and other professionals employed by Seller in connection with the sale of the Acquisition Assets to Buyer, and (b) all transfer Taxes relating to the transfer of the Acquisition Assets to Buyer. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of Representatives. The provisions of this Section 24 shall survive the Closing.

         25. REAL ESTATE TAX REFUNDS AND PROCEEDINGS. Seller shall have the sole right to withdraw, compromise or settle any pending application or Proceeding for the reduction of the assessed valuation of the Land or Buildings and reserves all right to, and the proceeds from, any recovery under such pending application or Proceeding where the proceeds from, or recovery under, any such application or Proceeding cover a Tax period ending prior to the Closing Date so long as such compromise or settlement does not bind Buyer for any Tax period during which the Closing occurs or for any Tax period thereafter. Buyer shall have the sole right to withdraw, compromise or settle any pending application or Proceeding for the reduction of the assessed valuation of the Land or Buildings and reserves all right to, and the proceeds from, any recovery under such pending application or Proceeding where the proceeds from, or recovery under, any such application or Proceeding cover a Tax period commencing after the Closing Date. With respect to any application or Proceeding for the reduction of the assessed valuation of the Land or Buildings which covers a Tax period during which the Closing Date occurs, Seller shall have the sole right to withdraw, compromise or settle any such pending application or Proceeding; provided, that
(a) Seller shall not withdraw, compromise or settle such application or Proceeding applicable to such Tax period without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) Seller shall be entitled to receive that portion of such net proceeds or recovery attributable to all periods prior to and including the Closing Date and Buyer shall be entitled to receive that portion of such proceeds or recovery attributable to all periods subsequent to the Closing Date, provided that there first shall be deducted from the portion of the proceeds or recovery to be given to Seller or Buyer a portion of all expenses incurred in obtaining such proceeds or recovery, such portion (when expressed as a percentage) to be equal to the portion (also, when expressed as a percentage) of the proceeds or recovery to be paid to Seller and Buyer, respectively. With respect to any such application or Proceeding for the reduction of the assessed valuation of the Land or Buildings, Seller shall deliver or instruct its tax certiorari counsel to deliver to Buyer a copy of each submission or filing made by or on behalf of Seller and of such other material documents and correspondence to or from the applicable taxing authorities in connection therewith (but Seller's failure to deliver any such item to Buyer shall not affect Buyer's liability hereunder). Each party shall execute and deliver any documents that the other party may reasonably require in connection with any applications or Proceedings mentioned in this Section 25 and in connection with any recovery had thereunder, without charge to the requesting party. As to any proceeds received by Seller or Buyer under this Section 25, each party agrees to indemnify and hold harmless the other party from and against claims made by any tenants or subtenants for any portion of such proceeds. The provisions of this Section 25 shall survive the Closing.

         26. CHRISTMAS TREE LIGHTING CEREMONY. Buyer acknowledges that Seller, in conjunction with European American Bank (Citibank, N.A.'s predecessor as a subtenant in the Buildings), has sponsored an annual Christmas tree lighting ceremony (the "CEREMONY") at the Buildings. The cost of the 2005 Ceremony shall be borne by Buyer, and at the Closing, Buyer shall reimburse Seller for all costs and expenses incurred by Seller in connection with the 2005 Ceremony. Seller has received no written notice from Citibank, N.A. canceling the 2005 Ceremony.

         27. TERMINATION EVENTS. By notice given to the other parties to this Agreement, this Agreement may be terminated:

            27.1 by Buyer in accordance with the provisions of Section 29.1;

            27.2 by Seller in accordance with Section 5.5;

            27.3 by Buyer if any of the conditions set forth in Article 15 have not been satisfied as of the Scheduled Closing Date (subject to Seller's rights to extend the same from time to time) or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition; or

            27.4 by Seller if any of the conditions set forth in Article 16 have not been satisfied as of the Termination Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition.

         28. EFFECT OF TERMINATION; BUYER'S RIGHTS TO SEEK SPECIFIC PERFORMANCE.

            28.1 If this Agreement terminates pursuant to Section 27.1, 27.2 or 27.3, Escrow Agent shall return the Letter of Credit to Buyer. At such time all further obligations of the parties under this Agreement will terminate and be of no further force and effect except for the provisions which expressly survive such termination, and no party shall have any liability to the other by reason of such termination of this Agreement.

            28.2 If Seller terminates this Agreement pursuant to Section 27.4, Escrow Agent shall draw down the full amount of the Letter of Credit and deliver the proceeds thereof to Seller and Seller shall be entitled to retain such proceeds. At such time all further obligations of the parties under this Agreement will terminate and be of no further force and effect except for the provisions which expressly survive such termination, and no party shall have any liability to the other by reason of such termination of this Agreement. Seller shall have the right, as its sole remedy, to draw down the full amount of the Letter of Credit and retain the proceeds thereof as liquidated Damages without the necessity of proving actual Damages. Buyer acknowledges and agrees that Seller's actual Damages resulting from the Buyer's Breach would be difficult to ascertain and that the Deposit represents the parties' good faith estimate of Seller's Damages from a Breach by Buyer.

            28.3 Notwithstanding anything in this Article 28 to the contrary, if Buyer is ready, willing and able to tender performance of all of its obligations under this Agreement and Seller has breached any of the covenants or agreements required to be performed by Seller at the Closing under this Agreement, Buyer shall have the right, instead of terminating this Agreement pursuant to Section 28.1, to elect to permit this Agreement to remain in effect and to sue Seller for specific performance, provided that any such action for specific performance must be commenced within thirty (30) days after the Outside Closing Date. If Buyer shall fail to commence any such action within such thirty (30) day period, then Buyer shall be deemed to have irrevocably waived its right to seek specific performance. If specific performance is no longer available to Buyer due to the fact of Seller's knowing and willful breach of this Agreement, then Buyer shall be permitted to institute any legal proceeding in order to seek recovery of actual damages incurred by Buyer due to such knowing and willful breach by Seller (it being understood that in no event shall Seller be liable for any consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or any other similar claims).

            28.4 The provisions of this Article 28 shall be the sole and exclusive remedy resulting from a Breach of any representations, warranty, covenant or agreement prior to the Closing that is available under contract, tort or any other legal theory to the parties to this Agreement.

         29. RISK OF LOSS.

            29.1 If, on or before the Closing Date, all or any of the Acquisition Assets are (a) damaged or destroyed by fire or other casualty or (b) taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify the Buyer. If (a) the reasonable cost to restore the resulting casualty or condemnation exceeds Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00), Buyer may terminate this Agreement by delivery of a notice of termination to Seller within twenty (20) days after the date of delivery of Seller's notice of such casualty or condemnation, time being of the essence or (b) the casualty gives rise to the right of a tenant to terminate any of the Major Leases (unless such tenant has waived their right of termination), Buyer may terminate this Agreement by delivery of a notice of termination to Seller not sooner than thirty (30) days after the date of delivery of Seller's notice of such casualty or condemnation, but not later than fifty (50) days after the date of delivery of Seller's notice of such casualty or condemnation, time being of the essence. If Buyer does not terminate this Agreement pursuant to and in accordance with the foregoing sentence, Buyer shall remain obligated to close the acquisition of the Acquisition Assets.

            29.2 At the Closing, Seller shall credit against the Purchase Price payable by Buyer an amount equal to the net proceeds, if any, received by Seller from such casualty or condemnation and not paid toward the repair or restoration of the Acquisition Assets plus the amount of any deductible applicable to the casualty. If, as of the Closing Date, Buyer has not elected to terminate this Agreement pursuant to Section 29.1 above, then the parties shall, nevertheless, consummate the transactions described in this Agreement on the Closing Date, without any deduction for such insurance or condemnation proceeds, and Seller shall, at the Closing, credit against the Purchase Price an amount equal to the net proceeds, if any, received by Seller from such casualty or condemnation and not paid toward the repair or restoration of the Acquisition Assets and assign to Buyer all Seller's rights, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation and credit Buyer the amount of any deductible. Seller shall not settle or compromise any claim without Buyer's prior written consent, which shall not be unreasonably conditioned, withheld or delayed.

         30. MISCELLANEOUS.

            30.1 Anything to the contrary contained herein notwithstanding, any contingency or other condition to this Agreement or failure by Seller may be waived by Buyer and Buyer may elect to take title subject thereto. If so elected by Buyer, it shall not be entitled to any offset, credit, allowance or to an abatement of the Purchase Price unless otherwise stipulated elsewhere herein.

            30.2 All oral or written statements, representations, promises, and agreements of Seller and Buyer are merged into and superseded by this Agreement, which alone fully and completely expresses their agreement, and this Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

            30.3 Except as expressly provided herein, none of the representations, warranties, covenants, indemnities or other obligations of Seller hereunder shall survive the Closing, and acceptance of the Deed and the Ancillary Documents shall be deemed full and complete performance and discharge of every agreement and obligation of Seller and Buyer hereunder.

            30.4 This Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by Seller and Buyer. No waiver by any party of any Breach hereunder shall be deemed a waiver of any other or subsequent Breach.

            30.5 The federal tax identification number of Seller is 22-3897379, and the federal tax identification number of Buyer is 20-3096445.

            30.6 Neither this Agreement nor any memorandum thereof shall be recorded by Buyer. Any recordation or attempted recordation by Buyer of same shall be a material default by Buyer hereunder.

            30.7 The captions hereof are for convenience only and are not to be considered in construing this Agreement.

            30.8 This Agreement shall not be considered an offer or an acceptance of an offer by Seller, and shall not be binding upon Seller until executed and unconditionally delivered by Seller and Buyer. The "EFFECTIVE DATE" of this Agreement, wherever mentioned in this Agreement, shall be the date of this Agreement first above written.

            30.9 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile.

            30.10 Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of this Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

            30.11 The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            30.12 Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all pronouns shall be deemed to refer to the masculine, feminine or neuter, as the identity of the Person or Persons may require.

            30.13 The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

            30.14 If a court in any Proceeding holds any provision of this Agreement or its application to any Person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application or such provision to Persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court reform this Agreement to add a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

            30.15 For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transactions described in this Agreement, including the IRS Reporting Requirements, Seller and Buyer hereby designate and appoint the Title Company to act as the Reporting Person. Buyer hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transactions described in this Agreement. Without limiting the responsibility and obligations of Seller as the Reporting Person, Seller and Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

            30.16 Any action to enforce any provision of this Agreement shall be instituted exclusively in the Supreme Court of the State of New York, Nassau County. The parties irrevocably and unconditionally waive and shall not plead, to the fullest extent permitted by all legal requirements, any objection that they may now or hereafter have to the jurisdiction of such courts over the parties, the laying of venue or the convenience of the forum of any action related to this Agreement that is brought in the Supreme Court of the State of New York, Nassau County.

            30.17 All Schedules to this Agreement shall constitute part of this Agreement and shall be deemed to be incorporated in this Agreement by reference and made a part of this Agreement as if set out in full at the point where first mentioned. Any disclosure in the Schedules shall be deemed adequate to disclose an exception to any representation or warranty made in this Agreement.

            30.18 This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without giving effect to any conflict of law rule or principle of such state.

            30.19 Each party shall be permitted to make a press release or other pubic announcement regarding this Agreement or the transactions described in this Agreement.

            30.20 The party prevailing in any Proceeding shall be entitled to recover from the non-prevailing party, in addition to any Damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such Proceeding, including account fees, attorneys' fees and expert witness' fees.

            30.21 Seller and Buyer hereby waive trial by jury in any action, Proceeding or counterclaim brought by any party against another party on any matter arising out of or in any way connected with this Agreement.

            30.22 Seller shall authorize its independent auditors to provide Buyer, Buyer's affiliates and Buyer's auditors with such information (including reasonable access to the books and records of the Premises, but not Seller's tax returns, proprietary and intra-company information or agreements) that is required to comply with the financial reporting requirements of the Securities and Exchange Commission and the New York Stock Exchange. All such cooperation and assistance shall be provided at Buyer's sole cost and expense and Buyer hereby indemnifies and holds Seller harmless from any claims by its auditors for the non-payment of such expenses by Buyer. Such cooperation shall include allowing Buyer's auditors reasonable access to all audit work papers and underlying data. Seller shall also provide to Buyer any and all Seller's letters covering years 2003 (September through December), 2004 and 2005 (year to date) to its outside auditors and required by its auditors to prepare Seller's audited financial statements for such years. Seller shall request C&W to cooperate and assist Buyer, at Buyer's expense, in Buyer's preparation of the 2005, 2004 (and 2003, to the extent not completed) tenant escalation payments. Notwithstanding the foregoing, Buyer acknowledges and agrees that the delivery of the information required by this Section by Seller or its auditors shall not be construed to be a representation by Seller, or any expansion or modification of the representations made by Seller in this Agreement, shall not be deemed to extend the representations made by Seller to any third party and no such party is authorized to rely thereon, and Seller shall not be required to review or correct any information Buyer elects to utilize in any filings or reports to be made by Buyer and Buyer agrees that no copies of Seller's letters to its auditors or the contents thereof nor references thereto shall be contained within any such report. Buyer hereby agrees to indemnify and hold Seller and its members, officers, partners, agents, shareholders, affiliates and auditors harmless from and against any and all costs, claims, liabilities, expenses, damages, including reasonable attorneys' fees, arising from any filings or reports made or provided by Buyer to any third party. This provision shall survive the Closing.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement on the date first above written.

         SELLER:             GALAXY LI ASSOCIATES LLC,
                             a Delaware limited liability company

                             By: Galaxy LI Mezz LLC, its sole member

                                 By: Galaxy LI Junior Mezz LLC, its sole member

                                     By: Galaxy LI Member LLC, its sole member

                                         By: Meushar LLC, its managing member


                                             By:   _________________________
                                                   Name:
                                                   Title:


         BUYER:              RECKSON EAB LLC,
                             a Delaware limited liability company

                             By: Reckson Operating Partnership, L.P.,
                                 its sole member

                                 By: Reckson Associates Realty Corp.,
                                     its general partner


                                     By: _________________________
                                         Name:
                                         Title:

                   [Signatures Continue on the Following Page]